Exhibit 10.1

SIXTH AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF APRIL 2, 2018,

AMONG

USA COMPRESSION PARTNERS, LP,
AS THE BORROWER

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

AND

JPMORGAN CHASE BANK, N.A.,
AS AGENT AND LC ISSUER

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC,

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

RBC CAPITAL MARKETS and WELLS FARGO BANK, N.A.,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

BARCLAYS BANK PLC, REGIONS BANK,

RBC CAPITAL MARKETS and WELLS FARGO BANK, N.A.,
AS SYNDICATION AGENTS

AND

MUFG UNION BANK, N.A., SUNTRUST BANK and THE BANK OF NOVA SCOTIA

AS SENIOR MANAGING AGENTS

i

3.7	Replacement of Lender	64

ARTICLE IV
CONDITIONS PRECEDENT

4.1	Closing Date	64
4.2	Each Credit Extension	67

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	67
5.2	Authorization and Validity	68
5.3	No Conflict; Government Consent	68
5.4	Security Interest in Collateral	68
5.5	Financial Statements	69
5.6	Material Adverse Change	69
5.7	Taxes	69
5.8	Litigation and Contingent Obligations	69
5.9	Capitalization and Subsidiaries	69
5.10	ERISA	70
5.11	Accuracy of Information	70
5.12	Names; Prior Transactions	70
5.13	Regulation U	70
5.14	Material Agreements	70
5.15	Compliance With Laws; No Default	71
5.16	Ownership of Properties	71
5.17	Environmental Matters	71
5.18	Investment Company Act	71
5.19	Bank Accounts	71
5.20	Indebtedness	71
5.21	Affiliate Transactions	71
5.22	Real Property; Leases	71
5.23	Intellectual Property	72
5.24	Insurance	72
5.25	Solvency	72
5.26	Common Enterprise	72
5.27	Reportable Transaction	73
5.28	Labor Disputes	73
5.29	Sanctions Laws and Regulations	73
5.30	Rate Management Obligations and Banking Services Obligations	73
5.31	EEA Financial Institutions	73

ARTICLE VI
COVENANTS

6.1	Financial and Collateral Reporting	73
6.2	Use of Proceeds	76
6.3	Notices	77
6.4	Conduct of Business	77
6.5	Taxes	78
6.6	Insurance	78
6.7	Compliance with Laws	79
6.8	Inspection	79

6.9	Appraisals	80
6.10	Collateral Access Agreements and Real Estate Purchases	80
6.11	Deposit Account Control Agreements and Lock Boxes	80
6.12	Additional Guarantors and Collateral; Further Assurances; Unrestricted Subsidiaries	82
6.13	Restricted Payments	83
6.14	Indebtedness	85
6.15	Line of Business	87
6.16	Merger	87
6.17	Sale of Assets	87
6.18	Investments and Acquisitions	89
6.19	Liens	90
6.20	Change of Name or Location; Change of Fiscal Year	92
6.21	Affiliate Transactions	92
6.22	Amendments to Agreements	92
6.23	Prepayment of Indebtedness; Subordinated Indebtedness	93
6.24	[Reserved]	93
6.25	Financial Covenants	94
6.26	Depository Banks	95
6.27	Sale of Accounts	95
6.28	Master Service Agreement and Related Contracts	95
6.29	Sanctions Laws and Regulations	95

ARTICLE VII
DEFAULTS

ARTICLE VIII
REMEDIES; WAIVERS AND AMENDMENTS

8.1	Remedies	98
8.2	Waivers by Loan Parties	99
8.3	Amendments	99
8.4	Preservation of Rights	101

ARTICLE IX
GENERAL PROVISIONS

9.1	Survival of Representations	101
9.2	Governmental Regulation	101
9.3	Entire Agreement	101
9.4	Several Obligations; Benefits of this Agreement	101
9.5	Expenses; Indemnification	102
9.6	Numbers of Documents	103
9.7	Severability of Provisions	103
9.8	Nonliability of Lenders	104
9.9	Confidentiality	104
9.10	Disclosure	105
9.11	Patriot Act Notice	105
9.12	Flood Insurance Provisions	105
9.13	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	106

ARTICLE X
THE AGENT

10.1	Appointment; Nature of Relationship	106
10.2	Powers	107

10.3	General Immunity	107
10.4	No Responsibility for Credit Extensions, Recitals, etc.	107
10.5	Action on Instructions of the Lenders	107
10.6	Employment of Agents and Counsel	107
10.7	Reliance on Documents; Counsel	107
10.8	Agent’s Reimbursement and Indemnification	108
10.9	Notice of Default	108
10.10	Rights as a Lender	108
10.11	Lender Credit Decision	108
10.12	Successor Agent	109
10.13	Delegation to Affiliates	109
10.14	Execution of Loan Documents	109
10.15	Collateral Matters	110
10.16	Arrangers, Syndication Agent, Senior Managing Agent, etc.	111
10.17	Flood Laws	112
10.18	Certain ERISA Matters	112

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1	Setoff	114
11.2	Ratable Payments	114

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns	114
12.2	Participations	115
12.3	Assignments	116
12.4	Dissemination of Information	117
12.5	Tax Treatment	118
12.6	Assignment by LC Issuer	118
12.7	Assignment by Swingline Lender	118

ARTICLE XIII
NOTICES

13.1	Notices; Effectiveness; Electronic Communication	118
13.2	Change of Address, Etc.	119

ARTICLE XIV
COUNTERPARTS

ARTICLE XV
GUARANTY

15.1	Guaranty	120
15.2	Guaranty of Payment	120
15.3	No Discharge or Diminishment of Guaranty	120
15.4	Defenses Waived	121
15.5	Rights of Subrogation	122
15.6	Reinstatement; Stay of Acceleration	122
15.7	Information	122
15.8	Termination	122
15.9	Taxes	122
15.10	Severability	122

15.11	Contribution	123
15.12	Lending Installations	123
15.13	Liability Cumulative	123
15.14	Keepwell	123

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1	CHOICE OF LAW	124
16.2	CONSENT TO JURISDICTION	124
16.3	WAIVER OF JURY TRIAL	124
16.4	CONSENT TO SERVICE OF PROCESS	124

ARTICLE XVII
MISCELLANEOUS

17.1	AMENDMENT AND RESTATEMENT	124

EXHIBITS

EXHIBIT A.	FORM OF EURODOLLAR BORROWING NOTICE
EXHIBIT B.	FORM OF CONVERSION/CONTINUATION NOTICE
EXHIBIT C.	FORM OF REVOLVING NOTE
EXHIBIT D.	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT E.	FORM OF JOINDER AGREEMENT
EXHIBIT F.	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT G.	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT H.	FORM OF TOTAL COMMITMENT INCREASE CERTIFICATE
EXHIBIT I.	FORM OF ADDITIONAL LENDER CERTIFICATE

SCHEDULES

SCHEDULE A	COMMITMENT SCHEDULE
SCHEDULE B	PRICING SCHEDULE
SCHEDULE 5.8	LITIGATION AND CONTINGENT OBLIGATIONS
SCHEDULE 5.9	CAPITALIZATION AND SUBSIDIARIES
SCHEDULE 5.12	NAMES; PRIOR TRANSACTIONS
SCHEDULE 5.14	MATERIAL AGREEMENTS
SCHEDULE 5.16	OWNERSHIP OF PROPERTIES
SCHEDULE 5.20	INDEBTEDNESS
SCHEDULE 5.21	AFFILIATE TRANSACTIONS
SCHEDULE 5.22	REAL PROPERTY; LEASES
SCHEDULE 5.23	INTELLECTUAL PROPERTY
SCHEDULE 5.24	INSURANCE
SCHEDULE 5.28	LABOR MATTERS
SCHEDULE 5.30	RATE MANAGEMENT OBLIGATIONS AND BANKING SERVICES OBLIGATIONS
SCHEDULE 6.11	COLLECTION ACCOUNTS AND LOCK BOX SERVICES
SCHEDULE 6.18	OTHER INVESTMENTS
SCHEDULE 6.19	LIENS
SCHEDULE 6.21	AFFILIATED TRANSACTIONS

v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (as may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of April 2, 2018 (the “Closing Date”), is among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership, as the Borrower (the “Borrower”), the Guarantors (as defined below) party hereto from time to time, the Lenders (as defined below) party hereto from time to time and JPMORGAN CHASE BANK, N.A., as an LC Issuer and as the Agent (as each term is defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Agent, and certain of the Lenders are parties to that certain Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013, as amended through the date hereof (the “Original Credit Agreement”);

WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter, the “Existing Obligations”) of the Borrower and the other Loan Parties under the Original Credit Agreement and the Collateral Documents (as defined in the Original Credit Agreement, such Collateral Documents hereinafter the “Existing Collateral Documents”) are secured by certain collateral (hereinafter called the “Existing Collateral”) and are guaranteed or supported or otherwise benefited by the Existing Collateral Documents.

WHEREAS, the Borrower has now requested that the Lenders further amend, restate, modify, extend, renew and restructure the loans made pursuant to the Original Credit Agreement;

WHEREAS, the parties hereto intend that (a) the Existing Obligations which remain unpaid and outstanding as of the Closing Date (which shall include the Loans outstanding on the Closing Date under the Original Credit Agreement) shall continue to exist under this Agreement on the terms set forth herein, (b) the loans under the Original Credit Agreement, outstanding as of the Closing Date shall be Loans under and as defined in this Agreement on the terms set forth herein, (c) any letters of credit outstanding under the Original Credit Agreement, outstanding as of the Closing Date shall be Letters of Credit under this Agreement on the terms set forth herein, and (d) the Existing Collateral shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations as well as the other Secured Obligations of the Borrower and the other Loan Parties under this Agreement, in each case, on and subject to the terms and conditions of this Agreement; and

NOW THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do  hereby amend and completely restate the Original Credit Agreement, effective as of the Closing Date, and do hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1          Definitions.  As used in this Agreement:

“A&E Transaction Description” is defined in the definition of “Acquisition and Equity Transactions”.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires all or substantially all of the assets of any Person or division or line of business of a Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

“Acquisition and Equity Transactions” means the transactions described on Exhibit A (the “A&E Transaction Description”) to that certain Fourth Amendment to the Fifth Amended and Restated Credit Agreement, dated as of January 29, 2018, among the Borrower, the Guarantors, the Agent, and the Lenders party thereto.

“Act” is defined in Section 9.11.

“Activation Event” means such time as (i) Availability is less than $70,000,000 or (ii) a Default shall have occurred.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1.0%)) equal to (a) the LIBO Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term Advance shall include Swingline Loans and Protective Advances unless otherwise expressly provided.

“Affected Lender” is defined in Section 3.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns twenty percent (20.0%) or more of any class of the voting Capital Stock (other than common limited partnership units) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment shall on the Closing Date be in the amount of $1,600,000,000, which may be subsequently increased pursuant to the terms and conditions set forth herein, by an amount up to $400,000,000 as a result of the occurrence of a Commitment Adjustment Event.

“Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposure of all the Lenders.

“Agreement” has the meaning provided for such term in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day, plus one-half of one percent (0.5%), and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus one percent (1%) (without any rounding); provided that the Adjusted LIBOR Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.27 or Section 3.3, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, but only to the extent applicable to the Loan Parties and their Subsidiaries from time to time.

“Applicable Fee Rate” means 0.375% per annum.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Appraised Value Report” means any report on the Borrower’s Compression Units prepared by the Approved Appraiser on a basis satisfactory to the Agent (which basis, in the absence of a Default or Unmatured Default that is continuing, shall for all purposes be the Net Orderly Liquidation Value thereof), whether delivered pursuant to Section 6.1(e) or Section 6.9.

“Approved Appraiser” means Great American Group or such other reputable firm of independent professional appraisers as may be selected from time to time by the Borrower and approved and engaged by the Agent or the Required Lenders, which approval shall not be unreasonably withheld.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Bank, N.A., Regions Capital Markets, a Division of Regions Bank, and RBC Capital Markets (a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates) in their capacities as Joint Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3(a).

“Authorized Individual” means any Authorized Officer, the controller of the Managing General Partner or the Borrower, or any other employee of the Managing General Partner or the Borrower designated in a writing delivered to the Agent and signed by at least two (2) Authorized Officers, acting singly.

“Authorized Officer” means the Chairman or the President and Chief Executive Officer, or Chief Financial Officer of the Managing General Partner, or any other officer designated in a writing delivered to the Agent by the Borrower.

“Availability” means, at any time, an amount equal to the lesser of (a) the Commitment and (b) the Borrowing Base, in each case, minus the Aggregate Credit Exposure.

“Availability Period” means the period from and including the Closing Date to but excluding the Facility Termination Date; provided that the Availability Period may be extended pursuant to an Extension Amendment in accordance with Section 2.26.

“Available Cash” has the meaning specified in the Partnership Agreement.

“Available Commitment” means, at any time, the Commitment then in effect, minus the Aggregate Credit Exposure at such time.

“Average Balance” means an average daily closing balance (calculated as of the last day of each calendar month).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by JPMorgan Chase Bank, N.A. or any of its Affiliates or any Lender: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) as amended, reformed, or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Benefit Plan” is defined in Section 10.18.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” has the meaning assigned to such term in the definition of “Change in Control”.

“Borrower” is defined in the introductory paragraph to this Agreement.

“Borrower Materials” is defined in Section 6.8(c).

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (including the borrowing of an Extended Loan) (b) a Swingline Loan, and (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum of (a) up to eighty-five percent (85%) of the Loan Parties’ Eligible Accounts at such time, plus (b) up to fifty percent (50%) of Loan Parties’ Eligible Inventory (excluding Eligible Compression Units, Eligible Finished Goods Inventory and Eligible Heavy Component Inventory), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) up to the Compression Units Advance Rate Percentage of the book value of Loan Parties’ Eligible Compression Units, plus (d) up to eighty percent (80%) of Loan Parties’ Eligible Finished Goods Inventory and Eligible Heavy Component Inventory valued at cost (excluding tooling and set-up costs, sales taxes and other soft costs), determined on a first-in-first-out basis, at such time, minus (e) Reserves. The Agent may, in its Permitted Discretion, upon the occurrence and during the continuance of a Default, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of the Borrower, in the form of Exhibit H or another form which is acceptable to the Agent in its sole discretion.

“Borrowing Date” means a date on which an Advance or a Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.1.1(b).

“Budget” means an annual budget of the Borrower setting forth in reasonable detail, the projected plan and forecast (including projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for each quarter of the following Fiscal Year.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the U.S., (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, and (d) certificates of deposit issued by and time deposits with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Control” means (i) a person or group other than a Permitted Investor, directly or indirectly, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 35% of the aggregate voting power (through ownership of Capital Stock, contract or otherwise) to elect the members of the board of directors of the Managing General Partner (or any other governing bodies or Persons performing similar functions as the board of directors of the Managing General Partner as of the Closing Date, as a result of any transaction, restructuring, contractual arrangement or otherwise (any such governing bodies or Persons, the “Board of Directors”)); (ii) in the event that the members of the Board of Directors become subject to election at set intervals, occupation at any time of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were not (A) directors of the Managing General Partner on the date the members become so subject to election or (B) nominated or appointed by the Board of Directors; or (iii) any sale, lease, transfer, conveyance or other disposition by the Borrower, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; or (iv) the merger of the Borrower into another entity and a Permitted Investor does not own more than 50% of the voting interests of the surviving entity (or, if the surviving entity is a partnership, does not own (A) more than 50% of the voting interests of the general partner of the surviving entity and (B) sufficient voting equity to elect a majority of the general partner of the resulting entity’s directors, trustees or other persons serving in a similar capacity for such general partner); or (v) the removal of the Managing General Partner by the limited partners of the Borrower, except for cases in which any successor Managing General Partner is a Permitted Investor; or (vi) the occurrence of a Series A Change of Control (as defined in the Partnership Agreement) or any functionally equivalent term.

“Change in Law” means the occurrence, after the date of the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Existing Loans, Extended Loans (of the same Extension Series), Swingline Loans or Protective Advances.

“Closing Date” is defined in the introductory paragraph to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means any and all Property (other than Excluded Assets) covered by the Collateral Documents and any and all other Property (other than Excluded Assets) of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Agent, between the Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real Property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account” means the account maintained by a Loan Party into which all cash, checks, or other similar payments relating to or constituting payments made in respect of Accounts will be deposited.

“Collateral Documents” means, collectively, the Security Agreement and any other documents intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Secured Obligations.

“Collateral Shortfall Amount” is defined in Section 2.1.2(l).

“Collection Account” is defined in Section 6.11(b).

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth in the Commitment Schedule attached hereto or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.3(c), as such amount may be increased, subject to the terms and conditions set forth herein, as a result of a Commitment Adjustment Event or otherwise modified from time to time pursuant to the terms hereof. Unless the context shall otherwise require, the term “Commitment” shall include any Extended Commitment of such Lender.

“Commitment Adjustment Event” is defined in Section 2.1.1(a)(ii).

“Commitment Schedule” means Schedule A attached hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” is defined in Section 6.1(d).

“Compression Acquisition” means the acquisition, as part of the Acquisition and Equity Transactions, by the Borrower of the equity interests of the Compression Entities; provided that (i) the Compression Acquisition shall not be deemed a Permitted Acquisition and (ii) with respect to any assets acquired by any Loan Party pursuant to the Compression Acquisition constituting Eligible Accounts or Eligible Inventory, the Lenders and the Agent acknowledge that such assets shall be included into the Borrowing Base as Eligible Accounts or Eligible Inventory, as applicable, (A) on and after the Closing Date until and including the date that is 90 days after the Closing Date and (B) after the date that is 90 days after the Closing Date to the extent that the Agent has received an appraisal or a field examination of the books and records relating to the Compression Entities (it is understood and agreed that such appraisal and/or field examination with respect to the Compression Acquisition shall not constitute a field examination, audit or appraisal pursuant to Section 6.8(a)(i)).

“Compression Entities” means CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company.

“Compression Units” means Inventory of a Loan Party consisting of completed Compressor Packages held by such Loan Party, either (i) for rental to the Loan Parties’ customers in the ordinary course of business, as evidenced by such Compressor Packages either then being or previously having been rented or leased by a customer or under an executory contract to rent or lease by a customer or (ii) for use by the Loan Parties in providing compression services to their customers in the ordinary course of business, as evidenced by such Compressor Packages either then being or previously having been used by the Loan Parties in providing compression services under a service contract with a customer or designated by a Loan Party for use under an executory contract for services with a customer. For the avoidance of doubt, the term “Compression Units” does not include any Inventory of a Loan Party held by such Loan Party for lease or rent to its Affiliate unless after giving effect to such lease or rent to such Affiliate such Inventory meets the requirement set forth in either subsection (i) or (ii) above.

“Compression Units Advance Rate Percentage” means, as of any date of determination, the lesser of (i) a fraction (stated as a percentage), the numerator of which is equal to eighty percent (80%) of the aggregate Net Orderly Liquidation Value of the Loan Parties’ Compression Units (determined by reference to the Current Valuation Report), and the denominator of which is equal to the aggregate net book value of the Loan Parties’ Compression Units as reflected in the Loan Parties’ quarterly financial statements as of the Valuation Date of the Current Valuation Report or (ii) one hundred percent (100%). The Compression Units Advance Rate Percentage shall be calculated by Agent within five (5) Business Days after the Agent has received both a Current Valuation Report and the Loan Parties’ quarterly financial statements as of the Valuation Date of such Current Valuation Report in accordance with this Agreement. In the event that either such Current Valuation Report or such financial statements are not delivered when due, the Compression Units Advance Rate Percentage shall be determined by Agent in its Permitted Discretion.

“Compressor Packages” means natural gas compression equipment generally consisting of an engineered package of major serial numbered components including an engine, compressor, compressor cylinders, natural gas and engine jacket cooler, control devices and ancillary piping mounted on a metal skid.

“Conduit Account” means any Deposit Account for which all or substantially all of the deposits consist of amounts received from the Borrower or any Subsidiary and which funds are then directed out of such Deposit Account to any other Deposit Account of a Loan Party that is subject to a Deposit Account Control Agreement.

“Consent Agreement” means that certain letter agreement dated as of June 30, 2014, by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contribution Agreement” means the Contribution Agreement, dated as of January 15, 2018, among ETC Compression, LLC and the Borrower, together with all exhibits, annexes, disclosure letters and schedules thereto.

“Contribution Agreement Representations” shall mean such of the representations made by the Compression Entities and their affiliates in the Contribution Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in the Borrower or any of its affiliates having the right to terminate its obligations under the Contribution Agreement (after giving effect to any applicable notice and cure period) or otherwise decline to consummate the Compression Acquisition.

“Conversion/Continuation Notice” is defined in Section 2.7.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Swingline Loans and Protective Advances outstanding at such time.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Current Valuation Report” means, as of any date, the most recent Appraised Value Report delivered to the Agent in accordance with this Agreement.

“Customer List” means a list of the Borrower’s customers, specifying each customer’s name, mailing address and phone number.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Agent, the LC Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund (and is financially able to meet such obligations) prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (f) become the subject of a Bail-In Action or has a direct or indirect parent company that has become the subject of a Bail-In Action.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent, among any Loan Party, a banking institution, and the Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by any Loan Party with such banking institution.

“Designated Contribution Amount” means the aggregate amount of net cash proceeds from capital contributions made by a holder of Capital Stock of the Borrower or any parent company of the Borrower to the Borrower as common equity or in another form reasonably acceptable to the Agent.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss or asset sale, in each case that is no more favorable to the holders thereof than the provisions of this Agreement), or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the option of the holder thereof (except as a result of a change of control, event of loss or asset sale, in each case that is no more favorable to the holders thereof than the provisions of this Agreement), in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Facility Termination Date and (b) the date on which there are no Loans, LC Obligations or other Secured Obligations outstanding and the Aggregate Commitment is terminated; provided that if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” shall mean U.S. Dollars.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of the U.S. or any state of the U.S. or the District of Columbia.

“DRIP” means the Distribution Reinvestment Plan and/or such other dividend reinvestment plan of the Borrower that permits participants to acquire Capital Stock or other equity-linked securities of the Borrower using cash on hand or the proceeds of dividends paid by the Borrower.

“EBITDA” means, for any period, Net Income plus, to the extent deducted from revenues in determining Net Income, (a) Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization, (e) extraordinary losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, (f) fees, expenses and charges relating to any Permitted Acquisition or the negotiation, arrangement, placement, documentation, execution, delivery and administration of the Loan Documents, (g) fees, expenses and charges in connection with the Acquisition and Equity Transactions in an aggregate amount not to exceed $75,000,000, (h) reasonable fees and expenses under the Partnership Agreement in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, (i) non-cash goodwill, compression equipment and intangible asset impairment charges, (j) non-recurring cash charges in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, (k) share-based compensation in connection with the LTIP to certain executives and other key employees and in connection with the Class B Units of USA Compression Holdings, and (l) non-recurring, non-cash charges (provided that any cash actually paid with respect to such non-cash charges shall be deducted from EBITDA when paid), minus, to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Borrower and its Restricted Subsidiaries consolidated in accordance with GAAP. EBITDA shall be calculated for each period on a pro forma basis to give effect to the Acquisition and Equity Transactions and any Permitted Acquisition consummated at any time on or after the first day of the period thereof as if each such Acquisition and Equity Transaction or Permitted Acquisition had been effected on the first day of such period. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Agent determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(c)           with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor or which is more than sixty (60) days past the due date for payment;

(d)           which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates to the Loan Parties are ineligible hereunder;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds twenty-five percent (25%) of the aggregate Eligible Accounts;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in all material respects;

(g)           which (i) does not arise from the sale, lease or rental of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis; provided that this subsection (g) shall not apply to any Accounts comprising, in the aggregate from time to time, not more than $25,000,000 of the Borrowing Base (or such other amount as determined by the Agent in its Permitted Discretion), which would otherwise constitute Eligible Accounts but for the fact that such Accounts were billed in advance in the ordinary course of business;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is backed either by a Letter of Credit acceptable to the Agent which is in the possession of the Agent or the payment of which is insured by an insurer organized under the laws of the U.S. and acceptable to Agent pursuant to an insurance policy acceptable to the Agent that is assigned to the Agent in a manner satisfactory to Agent;

(m)          which is owed in any currency other than U.S. dollars;

(n)           which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction;

(o)           which is owed by any Affiliate, employee, or director of any Loan Party;

(p)           which, for any Account Debtor, exceeds a credit limit determined by the Agent, to the extent of such excess;

(q)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;

(r)            which is subject to any counterclaim, deduction, defense, setoff or dispute;

(s)            which is evidenced by any promissory note, chattel paper, or instrument (unless determined acceptable to Agent in its sole discretion);

(t)            which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Loan Party to which it is owed to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or is qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u)           with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business; or

(v)           which the Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Borrowing Base Certificate.

“Eligible Compression Units” means, Eligible Inventory of a Loan Party consisting of Compression Units.

“Eligible Finished Goods Inventory” means, Eligible Inventory of a Loan Party consisting of Finished Goods Inventory.

“Eligible Heavy Component Inventory” means, Eligible Inventory of a Loan Party consisting of Heavy Component Inventory.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(w)          which is not subject to a first priority perfected Lien in favor of the Agent;

(x)           which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(y)           which is, in the Agent’s opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, lease, rental or its intended use, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(z)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true in all material respects;

(aa)         which does not conform to all standards imposed by any Governmental Authority;

(bb)         which is not finished goods or which constitutes raw materials, spare or replacement parts (other than Eligible Heavy Component Inventory), subassemblies, packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods, defective goods, goods held on consignment, or goods which are not of a type (i) held for sale, lease or rental or (ii) to be used to provide compression services, in each case, in the ordinary course of business;

(cc)         which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers;

(dd)         which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Agent in its Permitted Discretion;

(ee)         which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may require or (ii) an appropriate Reserve has been established by the Agent in its Permitted Discretion;

(ff)          which is the subject of a consignment by any Loan Party as consignor;

(gg)         which is perishable;

(hh)         which contains or bears any Intellectual Property licensed to a Loan Party unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(ii)           which is not reflected in a current perpetual report of property of the Borrower;

(jj)           which is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to the Agent with all necessary endorsements, free and clear of all Liens, except those in favor of the Agent;

(kk)         which is not covered by casualty insurance reasonably acceptable to the Agent; or

(ll)           which has been acquired from a Sanctioned Person; or

(mm)      which the Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Borrowing Base Certificate.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof or (e) occupational health and safety.

“Equity Restructuring Agreement” means the Equity Restructuring Agreement, dated as of January 15, 2018, among ETE, the Borrower and the Managing General Partner, as the same may be amended, restated or otherwise modified.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “Reportable Event”, (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section

4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“ETE” is defined in the definition of “Permitted Investors”.

“ETP” is defined in the definition of “Permitted Investors”.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing (except as otherwise provided in Section 2.12), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Excluded Asset” is defined in the Security Agreement.

“Excluded Deposit Accounts” means (i) each Deposit Account for which all of the deposits consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries, (ii) escrow, trust or fiduciary accounts, (iii) “zero balance” accounts, (iv) any Deposit Account, provided that any amounts deposited to such account are subject to a sweep and transfer to a Deposit Account maintained with the Agent no later than on the next Business Day, (v) trust and suspense Deposit Accounts of the Borrower and any Restricted Subsidiary solely holding amounts held for the benefit of third parties, (v) Conduit Accounts, and (vii) any account with an Average Balance of less than or equal to $1,000,000 (or such greater amount acceptable to the Agent in its sole discretion for individual accounts due to unanticipated circumstances); provided that, to the extent Deposit Accounts not subject to a Deposit Account Control Agreement that are Excluded Deposit Accounts pursuant to this clause (vii) (the “Excluded Threshold Accounts”) have an aggregate Average Balance in excess of $3,000,000, the Loan Parties shall, within forty-five (45) days after the applicable calendar month end (or such later date acceptable to the Agent in its sole discretion), provide Deposit Account Control Agreements to the Agent on such Excluded Threshold Accounts sufficient to cause the aggregate Average Balance of the Excluded Threshold Accounts to be less than or equal to $3,000,000 as of such calendar month end if such Deposit Account Control Agreements had then been in effect.

“Excluded Rate Management Obligation” means, with respect to any Guarantor, any Rate Management Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Rate Management Obligation (or any Guaranty thereof or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Rate Management Obligation. If a Rate Management Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Subsidiary” means: (i) any Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary of a Loan Party; (ii) any Subsidiary of a Loan Party that does not have total assets or annual revenues in excess of $15,000,000, individually, or in the aggregate together with all other Subsidiaries excluded via this clause (ii); (iii) any direct or indirect Foreign Subsidiary of any Loan Party; (iv) any Domestic Subsidiary (x) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (y) substantially all of whose assets (whether held directly or indirectly) consist of Capital Stock and/or indebtedness of one or more Foreign Subsidiaries that are CFCs (any Subsidiary described in clause (iv)(y), a “FSHCO”); and (v) any Unrestricted Subsidiaries.

“Excluded Taxes” means, with respect to the Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes or branch profits Taxes, in each case imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in, or otherwise having a connection with, such jurisdiction for tax purposes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.7), any United States federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender acquires such interest in the Loan or Commitment (or designates a new lending office) or is attributable to such Lender’s or the Agent’s failure to comply with Section 3.5(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5(a), (c) any United States backup withholding Tax, and (d) any United States withholding Tax that is imposed as a result of such recipient’s failure to comply with the requirements of FATCA to establish an exemption from such withholding tax pursuant to FATCA.

“Excluded Threshold Accounts” is defined in the definition of Excluded Deposit Accounts.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Class” shall have the meaning provided in Section 2.26.

“Existing Collateral” is defined in the recitals hereto.

“Existing Collateral Documents” is defined in the recitals hereto.

“Existing Commitment” shall have the meaning provided in Section 2.26.

“Existing Loans” shall have the meaning provided in Section 2.26.

“Existing Obligations” is defined in the recitals hereto.

“Extended Commitments” is defined in Section 2.26.

“Extending Lender” is defined in Section 2.26.

“Extended Loans” is defined in Section 2.26.

“Extension Amendment” is defined in Section 2.26.

“Extension Date” is defined in Section 2.26.

“Extension Election” is defined in Section 2.26.

“Extension Request” is defined in Section 2.26.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Facility” means the credit facility described in Section 2.1 hereof to be provided to the Borrower on the terms and conditions set forth in this Agreement.

“Facility LC” is defined in Section 2.1.2(a).

“Facility LC Application” is defined in Section 2.1.2(c).

“Facility LC Collateral Account” is defined in Section 2.1.2(j).

“Facility Termination Date” means, with respect to any Commitments other than Extended Commitments, April 2, 2023 or any earlier date on which the Aggregate Commitment (excluding Extended Commitments) is reduced to zero or otherwise terminated pursuant to the terms hereof. With respect to Extended Commitments, the “Facility Termination Date” means the maturity date related to the Extension Series of such Extended Commitments.

“FATCA” means Section 1471 through 1474 of the Code as enacted as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any laws, fiscal or regulatory rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into by the United States in connection with the implementation of the foregoing).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, each fee letter executed prior to the Closing Date relating to this Agreement, among the Borrower and an Arranger, the Agent, a Lender or an affiliate of any of the foregoing.

“Finished Goods Inventory” means Inventory of a Loan Party consisting of completed Compressor Packages that are not Compression Units.

“Fiscal Month” means any of the monthly accounting periods of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on December 31 of each year.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Flood Insurance Regulation” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in  effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (3) the Biggert Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

“Flood Laws” has the meaning assigned to such term in Section 10.17.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FSHCO” is defined in the definition of “Excluded Subsidiary”.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capitalized Lease Obligations, current maturities of long-term Indebtedness, revolving credit and short-term Indebtedness extendible beyond one year at the option of the debtor, and also including, in the case of any Loan Party, the funded Obligations. Funded Debt shall be calculated for each period on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished at any time during or subsequent to such period, but on or prior to the applicable date of determination in connection with the Acquisition and Equity Transactions or any Permitted Acquisition. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.

“Funding Account” is defined in Section 2.5.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP Contribution Transactions” means the GP Contribution and the payment of the GP Contribution Consideration, as each such term is defined in the Equity Restructuring Agreement.

“Guaranteed Obligations” is defined in Section 15.1.

“Guarantor” means (i) USA Compression Partners, LLC, (ii) USAC Leasing, LLC, (iii) USAC Leasing 2, LLC, (iv) USAC OpCo 2, LLC, (v) each Compression Entity and (vi) each Subsidiary of the Borrower that guarantees the Obligations pursuant to the Guaranty as required by Section 6.12.

“Guaranty” means Article XV of this Agreement.

“Heavy Component Inventory” means, Inventory of a Loan Party consisting of engines, compressors, frames, cylinders, coolers, dehydration units, separators, generator sets, treating units, storage tanks and other field equipment or components used or usable in compression or other related midstream or station services, including such items which are finished components comprising work-in-process which when completed will constitute Finished Goods Inventory or a Compression Unit but excluding spare or replacement parts, Compression Units and Finished Goods Inventory.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or New York law stated as a rate per annum.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Obligations, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (i) Rate Management Obligations, (j) obligations of such Person under any Sale and Leaseback Transaction, (k) obligations under any liquidated earn-out and (l) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; provided that, for the avoidance of doubt, the Preferred Equity and Warrants and the GP Contribution Transactions shall not be deemed to constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person holds a partnership interest) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Intellectual Property” is defined in the Security Agreement.

“Interest Coverage Ratio” means, on any date, the ratio of (a) EBITDA for the period of three (3) consecutive Fiscal Months ended on such date, multiplied by four (4) to (b) Interest Expense (excluding for the avoidance of doubt, distributions made on the Preferred Equity and Warrants) for the period of three (3) consecutive Fiscal Months ended on such date, multiplied by four (4).

“Interest Expense” means, with reference to any period, the interest expense net of cash interest income of the Borrower and its Restricted Subsidiaries (consolidated in accordance with GAAP) for such period, (including the cash equivalent of the interest expense associated with Capitalized Lease Obligations, but excluding (a) any upfront fees paid in connection with any debt facility or any bond issuance where the fees are paid from the proceeds of such debt, (b) Indebtedness or lease issuance costs which have to be amortized, (c) lease payments on any office equipment or real property, (d) any principal components paid on all lease payments, (e) gains, losses or other charges as a result of the early retirement of Indebtedness permitted hereunder and (f) any other non-cash interest expense). Interest Expense shall be calculated for each period on a pro forma basis to give effect to any debt incurred, assumed or permanently repaid or extinguished during the relevant period in connection with the Acquisition and Equity Transactions and any Permitted Acquisition consummated at any time on or after the first day of the period thereof as if each such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Investment” of a Person means any (a) loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Capital Stock owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person, and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“Joinder Agreement” means a Joinder Agreement in substantially in the form of Exhibit F attached hereto.

“JPMorgan Chase Bank, N.A.” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Fee” is defined in Section 2.10(b).

“LC Issuer” means JPMorgan Chase Bank, N.A. (or any subsidiary or Affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A.) in its capacity as an issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.1.2(d).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the LC Issuer.

“Lending Installation” means, with respect to a Lender, the LC Issuer, or the Agent, the office, branch, subsidiary or Affiliate of such Lender, LC Issuer or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, the LC Issuer or the Agent pursuant to Section 2.23.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, on any date, the ratio of (a) Funded Debt of the Borrower and its Restricted Subsidiaries (on a consolidated basis) on such date to (b) EBITDA for the three (3) consecutive Fiscal Months ended on such date, multiplied by four (4).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if the LIBO Screen Rate shall not be ascertainable at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate (provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement) and (b) if neither the LIBO Screen Rate nor the Interpolated Rate shall be ascertainable at such time for an Impacted Interest Period, then the LIBO Rate for such Impacted Interest Period shall be (subject to Section 2.27 in the event that the Required Lenders shall conclude that adequate and reasonable means do not exist for ascertaining the Interpolated Rate) (1) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted by the syndicated loan market in the United States in lieu of the “LIBO Rate” and is reasonably acceptable to the Borrower and the Agent or (2) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Agent and the

Borrower may determine with the consent of the Required Lenders. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate”  means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Licenses” is defined in the Security Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having the effect of a security interest (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, any Notes, the Facility LC Applications, the Collateral Documents, the Guaranty, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Agent or any Lenders in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof), including Swingline Loans and Protective Advances, and shall include each Extended Loan made in extension thereof in accordance with Section 2.26.

“Lock Box Agreement” is defined in Section 6.11(a).

“Lock Boxes” is defined in Section 6.11(a).

“LTIP” means the 2013 Long Term Incentive Plan of the Borrower and/or such other equity incentive compensation plan(s) as have been or may be adopted by any Loan Party.

“Managing General Partner” means USA Compression GP, LLC, a Delaware limited liability company, or any other Person that is admitted to the Borrower as general partner of the Borrower, in its capacity as general partner of the Borrower.

“Master Lease Agreement” means that certain Gas Compressor Equipment Master Lease Agreement between USA Compression Partners and USAC Leasing, dated as of October 10, 2008, as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, (d) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder, or (e) the rights of, or benefits available to, the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness in an outstanding principal amount (or with respect to Rate Management Obligations, termination values) of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Minor Collateral” means Collateral (other than assets acquired in the Compression Acquisition) the value of which does not exceed 5% of the Borrowing Base.

“Modify” and “Modification” are defined in Section 2.1.2(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, if in connection with an asset disposition or receipt of insurance/casualty proceeds, cash proceeds thereof net of (i) commissions and other reasonable and customary costs, fees and expenses properly attributable to such event and payable by the Loan Parties in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, and (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any.

“Net Income” means, for any period, the consolidated net income (or loss) for such period of the Borrower and its Restricted Subsidiaries consolidated in accordance with GAAP; provided that there shall be excluded, to the extent otherwise included in the determination of net income, (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or Restricted Subsidiary in the form of dividends or similar distributions and (c) additions to undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary in respect of such additions is at the time of the determination of net income, and to the extent thereof, prohibited by the terms of any contractual obligation (other than under any Loan Document) or applicable law with respect to such Subsidiary.

“Net Orderly Liquidation Value” means the estimated amount expressed in U.S. dollars which the Compression Units that are the subject of the Approved Appraiser’s report would typically realize, net of the occupancy and liquidation costs through one sale process, which may consist of one or more privately negotiated sales, properly advertised and professionally managed, by a seller obligated to sell the subject equipment over a period of between six and nine months from the effective date of such Approved Appraiser’s report. For the purposes of determining such Net Orderly Liquidation Value, the Approved

Appraiser will include in the determination thereof the rental or lease income stream and/or the service fees related to such Compression Units for a six (6) month liquidation period.

“Note” is defined in Section 2.22(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Original Credit Agreement” is defined in the recitals hereto.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes, charges or similar levies that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7) as a result of the Agent or Lender engaging in a trade or business in, or otherwise having a connection with, such jurisdiction for tax purposes other than the connection arising out of the Loan Documents or the transactions therein.

“Participant Register” is defined in Section 12.2(a).

“Participants” is defined in Section 12.2(a).

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Borrower dated as of the Closing Date, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Payment Account Debtor” means any Account Debtor and any Person obligated on Chattel Paper or on General Intangible.

“Payment Date” means (a) with respect to interest payments due on any Floating Rate Loan (other than a Swingline Loan), the first day of each calendar month and the Facility Termination Date, (b) with respect to interest payments due on any Eurodollar Loan, (i) the last day of the applicable Interest Period and (ii) in the case of any Interest Period in excess of three (3) months, the day which is three (3) months after the first day of such Interest Period, and (iii) the Facility Termination Date, (c) with respect to any payment of LC Fees or Unused Commitment Fees, the first day of each calendar month and the Facility Termination Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Facility Termination Date.

“Payment in Full” means (a) the Aggregate Commitment has expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are cash collateralized or otherwise secured to the satisfaction of the LC Issuer) and all Reimbursement Obligations shall have been reimbursed and (d) all amounts due under Rate Management Transactions that constitute Secured Obligations shall have been indefeasibly paid in full in cash (or amounts due under such Rate Management Transactions are cash collateralized or otherwise secured to the satisfaction of the Rate Management Swap Party) (it is understood that the Agent shall be (i) permitted to rely on a certificate of an Authorized Officer of the Borrower to establish the foregoing in clause (d) and (ii) entitled to deem that the foregoing clause (d) has occurred with respect to any Rate Management Swap Party if it does not respond to a written request from the Agent or the Borrower to confirm that the foregoing clause (d) has occurred within two (2) Business Days of such request).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (other than the Compression Acquisition) in connection with which each of the following conditions is met:

(a)                                 the Borrower shall deliver to the Agent as soon as possible and in any event no later than seven (7) days prior to the consummation of each such Acquisition, the most recent draft (or, if available, executed copy) of the purchase agreement pursuant to which such Acquisition is to be consummated and an executed copy of the Purchase Agreement on the closing date of the Acquisition to the extent not previously delivered;

(b)                                 prior to or substantially concurrently with the effectiveness of such Acquisition, the Borrower shall deliver to the Agent releases, UCC financing statements and UCC terminations, duly executed by the parties thereto, and accompanied by UCC searches demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Agent will have, to the extent required under the Loan Documents, a first priority Lien (except for Permitted Liens) on all or substantially all of the assets to be acquired that are required under the Loan Documents to constitute Collateral;

(c)                                  a Loan Party shall be the acquiring or surviving entity;

(d)                                 no Default or Unmatured Default exists and is continuing, and the Acquisition will not cause a Default or Unmatured Default;

(e)                                  prior to and immediately after giving effect thereto: (i) the Loan Parties shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.25 and the Borrower shall have delivered to the Agent a Compliance Certificate from the chief financial officer or controller of the Borrower to such effect, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such Acquisition and (ii) Availability, on a pro forma basis, shall be equal to or greater than $100,000,000 as of the most recently ended applicable period;

(f)                                   such acquired Person, division or line of business of a Person is, or is engaged in, any business or business activity conducted by the Loan Parties on the Closing Date and any business or business activity incidental, complementary or otherwise reasonably related thereto including any midstream business, or any business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto;

(g)                                  such acquired assets, division or line of business located in and such acquired Person is organized under the laws of any jurisdiction of the United States or Canada;

(h)                                 such Acquisition is consummated, in all material respects, in accordance with all applicable law; and

(i)                                     to the extent applicable, the Loan Parties shall have complied with the provisions of Section 6.10, Section 6.11 and Section 6.12.

Notwithstanding the foregoing, with respect to any assets acquired by the Borrower pursuant to a Permitted Acquisition that would satisfy the criteria for Eligible Accounts and/or Eligible Inventory, the Borrower acknowledges that until such time as the Agent has received an appraisal or a field examination of the books and records relating to any Person or assets acquired in such Permitted Acquisition as required by the Agent, such assets cannot be included as Eligible Accounts or Eligible Inventory, as applicable.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investors” means each of (a) Energy Transfer Equity, L.P. (“ETE”) and its controlling owners, (b) Energy Transfer Partners, L.P. (“ETP”) and its controlling owners, and (c) any direct or indirect Wholly-Owned Subsidiary of ETE or ETP or their respective Wholly-Owned Subsidiaries.

“Permitted Liens” is defined in Section 6.19.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Platform” is defined in Section 6.8(c).

“Preferred Equity and Warrants” means (i) the warrants and (ii) the perpetual preferred units (the “Preferred Units”), in each case, issued by the Borrower pursuant to the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 25, 2018, among the Purchasers party thereto and the Borrower (as amended, restated or otherwise modified in accordance with Section 6.22), together with any PIK units issued in connection therewith.

“Preferred Units” is defined in the definition of Preferred Equity and Warrants.

“Pricing Schedule” means Schedule B attached hereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Obligations, Swingline Loans or Protective Advances or with respect to all Credit Extensions in the aggregate prior to the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment of all Lenders; provided that in the case of Section 2.24 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to all Credit Extensions in the aggregate after the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure of all Lenders; provided that in the case of Section 2.24 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Protective Advances” is defined in Section 2.1.5.

“PTE” is defined in Section 10.18.

“Public Lender” is defined in Section 6.8(c).

“Purchasers” is defined in Section 12.3(a).

“Qualified ECP Guarantor” means, in respect of any Rate Management Obligation owing to one or more Lenders or their respective Affiliates, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Rate Management Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Rate Management Swap Party” means any Loan Party’s counterparty that is a Lender or Affiliate of a Lender (at the time it enters into a Rate Management Transaction) under a Rate Management Transaction entered into with any Loan Party.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Loan Parties then outstanding under Section 2.1.2 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Relevant Parties” is defined in Section 10.18.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Reports” means reports prepared by JPMorgan Chase Bank, N.A. or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after JPMorgan Chase Bank, N.A. has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by JPMorgan Chase Bank, N.A. and such appraisals (but not the field examinations or audits) shall be delivered to the Borrower.

“Required Lenders” means Lenders in the aggregate having more than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than fifty percent (50%) of the Aggregate Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Reserves” means any and all reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Management Transactions, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Indebtedness” is defined in Section 6.23(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Loans” means the revolving loans extended by the Lenders to the Borrower pursuant to Section 2.1.1.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom of Great Britain and Northern Ireland, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom of Great Britain and Northern Ireland.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Second Amendment Closing Date” means January 6, 2015.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Section 2.26 Additional Amendment” is defined in Section 2.26.

“Secured Obligations” means, collectively (i) the Obligations, (ii) all Banking Services Obligations, and (iii) all Rate Management Obligations of any Loan Party owing to one or more Rate Management Swap Parties; provided that the Lender party thereto (other than JPMorgan Chase Bank, N.A.) shall have delivered written notice to the Agent that such a Rate Management Transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents; provided, further, that the definition of “Secured Obligations” shall not create any guaranty by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Rate Management Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Party” means (a) the Agent, (b) the Lenders, (c) the LC Issuer, (d) each provider of Banking Services Obligations, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Rate Management Transaction, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Third Amended and Restated Security Agreement, dated as of the Closing Date, between the Loan Parties and the Agent.

“Senior Managing Agent” means each of The Bank of Nova Scotia, MUFG Union Bank, N.A. and SunTrust Bank, in each case in their capacity as a Senior Managing Agent.

“Senior Notes” means the senior notes issued by USA Compression Partners, LP and USA Compression Finance Corp. due 2026 in the principal amount of $725,000,000 bearing a coupon rate of 6.875%.

“Settlement” is defined in Section 2.1.3(e).

“Settlement Date” is defined in Section 2.1.3(e).

“Significant Domestic Subsidiary” means (i) each Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (ii) each Subsidiary of the Borrower that guarantees the Senior Notes or any other third party Material Indebtedness of any Loan Party.

“Specified Acquisition” means (i) the Compression Acquisition and (ii) any Permitted Acquisition for a purchase price of not less than $15,000,000.

“Specified Equity Contribution” is defined in Section 6.25.3.

“Specified Existing Commitment” means any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” is defined in Section 2.26.

“Stated Rate” is defined in Section 2.25.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1), minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Compressor Packages” means those certain Compressor Packages described on Exhibit B to the Consent Agreement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Agent.

“Subsidiary” of a Person means, any corporation, partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Portion” means Property which represents more than ten percent (10%) of the consolidated assets of the Borrower and its Restricted Subsidiaries or property which is responsible for more than ten percent (10%) of the consolidated net sales or of the consolidated net income of the Borrower and its Restricted Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Restricted Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Superior Parties” means, collectively, Superior Pipeline Company, L.L.C., an Oklahoma limited liability company and Superior Pipeline Texas, L.L.C., an Oklahoma limited liability company.

“Superior Purchase Option Agreement” means that certain FMV Bargain Purchase Option Grant Agreement among USA Compression Partners and the Superior Parties, dated as of June 30, 2014, as in effect on such date.

“Supporting Letter of Credit” is defined in Section 2.1.2(l).

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder and its successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.1.3.

“Syndication Agent” means each of Barclays Bank PLC, Wells Fargo Bank, N.A., Regions Bank, and RBC Capital Markets (a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates), in each case in their capacity as a Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority, and any and all liabilities with respect to the foregoing.

“Tax Distributions” means, for any calendar year or portion thereof of the Borrower during which the Borrower is a pass-through entity for United States federal income tax purposes (including, for the avoidance of doubt, a disregarded entity not treated as separate from its owner), payments and distributions that are distributed from the Borrower to the holders of its Capital Stock to make payments of U.S. federal, state, foreign and local income taxes (including estimates therefore) as a result of the Borrower’s and its Subsidiaries’ operations during such calendar year or portion thereof based on an assumed tax rate that is the greater of the highest stated marginal U.S. federal, state and local income tax rate that is applicable to individuals or U.S. corporations (based on the income and operations generated by the Borrower and its Subsidiaries) and which takes into account the greater of the highest marginal income tax rate applicable to individuals or U.S. corporations for ordinary income or capital gain depending on the character of the Borrower and its Subsidiaries’ income and gain and without taking into account the deductibility of state and local income taxes when computing federal taxable income.

“Transferee” is defined in Section 12.4.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means any Subsidiary which the Borrower has designated in writing to the Agent to be an Unrestricted Subsidiary in accordance with Section 6.12.

“Unused Commitment Fee” is defined in Section 2.10(a).

“U.S.” means the United States of America.

“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Code.

“USA Compression Holdings” means USA Compression Holdings, LLC, a Delaware limited liability company.

“USA Compression Partners” means USA Compression Partners, LLC, a Delaware limited liability company.

“USAC Leasing” means USAC Leasing, LLC, a Delaware limited liability company.

“USAC Leasing 2” means USAC Leasing 2, LLC, a Texas limited liability company.

“USAC OpCo 2” means USAC OpCo 2, LLC, a Texas limited liability company.

“Valuation Date” means, with respect to any Appraised Value Report, the effective date of such Appraised Value Report.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official published rulings of a Governmental Authority having the force of law) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) except as otherwise provided herein, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other  document as from time to time amended, restated, amended and restated, supplemented, otherwise modified or replaced (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, modifications or replacements set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including”, the word “to” means “to but excluding” and the word “through” means “through and including”, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (g) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (i) any reference herein to “knowledge of the Borrower” or to “the Borrower’s knowledge” shall be construed to mean the actual knowledge of an Authorized Officer of the Borrower.

1.3                               Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained in this Section 1.3 or the definitions of GAAP or of Capitalized Lease Obligations, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016, or any other changes in GAAP subsequent to the Closing Date be considered a Capitalized Lease for purposes of the definition thereof or this Agreement.

1.4                               UCC Terms. Unless otherwise defined herein, the following terms, as well as all uncapitalized terms which are defined in the UCC (whether or not capitalized or uncapitalized in the same manner therein) on the date hereof are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit Rights, Payment Intangibles, Proceeds, Securities Accounts, Supporting Obligations and Tangible Chattel Paper.

1.5                               Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with incremental loans or Extended Loans, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE II
THE FACILITY

2.1                               The Facility.  As of the Closing Date, the aggregate outstanding principal balance of all Advances made to the Borrower pursuant to the Original Credit Agreement was $809,506,064.05, and such amount is unconditionally owed by the Borrower to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans to the Borrower as set forth below and (b) participate in Facility LCs issued upon the request of the Borrower; provided that after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Credit Exposure shall not exceed its Commitment; provided, further, that the Aggregate Credit Exposure shall not exceed the Aggregate Commitment. Any Extended Loans made in accordance with Section 2.26 and an Extension Amendment shall be subject to this Article II and shall constitute Loans for all purposes hereunder. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.1.2. The Facility shall be composed of Revolving Loans, Swingline Loans, Protective Advances, and Facility LCs as set forth below:

2.1.1                     Revolving Loans.

(a)                                 Amount.  (i) From and including the Closing Date and prior to the Facility Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (the “Revolving Loans”) and participate in Facility LCs issued as set forth in Section 2.1.2, to the Borrower, in amounts not to exceed such Lender’s Pro Rata Share. Each Borrowing of Extended Loans under this Agreement shall be made by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. If any advance of a Revolving Loan or participation in a Facility LC would exceed Availability, the Lenders will refuse to make or may otherwise restrict the making of Revolving Loans or the issuance of Facility LCs as the Required Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.1.5. The Revolving Loans may consist of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.1.1(b) and 2.7. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to extend credit under this Section 2.1.1(a) shall expire on the Facility Termination Date.

(ii)                                  Increase in Aggregate Commitment. After the Closing Date, in the event that a Lender desires to increase its Commitment, or a bank or other entity that is not a Lender desires to become a Lender and provide an additional Commitment hereunder, and so long as no Default or Unmatured Default shall have occurred and be continuing or would result immediately after giving effect to such increase and with the prior written consent of the Agent, the Borrower shall have the right from time to time prior to the Facility Termination Date upon not less than thirty (30) days’ prior written notice to the Agent to increase the Aggregate Commitment by an aggregate amount of up to $400,000,000 (subject to the terms and conditions set forth herein, “Commitment Adjustment Event”); provided that in no event shall the Aggregate Commitment be increased to an amount greater than $2,000,000,000; provided, further, that:

(A)                               if the Borrower and a Lender elect to increase such Lender’s Commitment, the Borrower and such Lender shall execute and deliver to the Agent a certificate substantially in the form of Exhibit I attached hereto (a “Commitment Increase Certificate”), and the Borrower shall deliver a new Note payable to such Lender in the principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed;

(B)                               if the Borrower elects to increase the Aggregate Commitment by causing a bank or financial institution that at such time is not a Lender to become a Lender (an “Additional Lender”), the Borrower and such Additional Lender shall execute and deliver to the Agent, a certificate substantially in the form of Exhibit J hereto) (an “Additional Lender Certificate”), together with an Administrative Questionnaire as referred to in Exhibit G, and the Borrower shall deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed; provided that any such Additional Lender shall be approved by the Agent, Swingline Lender and LC Issuer (in each case, such approval not to be unreasonably withheld, conditioned or delayed) prior to such bank or financial institution becoming an Additional Lender hereunder;

(C)                               subject to acceptance and recording thereof pursuant to this subsection (ii), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate, as applicable (or if any Eurodollar Advance is outstanding, then on the last day of the Interest Period in respect of such Eurodollar Advance, unless the Borrower has paid compensation required with respect to such Eurodollar Advance): (a) the amount of the Aggregate Commitment, and the Commitment, shall be increased by the amount set forth therein and (b) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender party to the Commitment Increase Certificate or Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its respective percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Commitment; and

(D)                               upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, as applicable, executed by the Borrower and the Lender or the Additional Lender party thereto, as applicable, and, with respect to an Additional Lender, the Administrative Questionnaire referred to in Exhibit G, the Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register maintained by the Agent pursuant to Section 12.3(d). No increase in the Aggregate Commitment shall be effective for purposes of this Agreement  unless it has been recorded in the Register as provided in this Section 12.3(d).

(b)                                 Borrowing Procedures. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying (in the form of Exhibit A for Eurodollar Advances): (1) the Borrowing Date, which shall be a Business Day, of such Advance; (2) the aggregate amount of such Advance; (3) the Type of Advance selected; provided that if the Borrower fails to specify the Type of Advance requested, such request shall be deemed a request for a Floating Rate Advance; and (4) the duration of the Interest Period if the Type of Advance requested is a Eurodollar Advance; provided that if the Borrower fails to select the duration of the Interest Period for the requested Eurodollar Advance, the Borrower shall be deemed to have requested that such Eurodollar Advance be made with an Interest Period of one (1) month.

(c)                                  Pro Rata Advance. Promptly after receipt of a Borrowing Notice or telephonic notice in lieu thereof as permitted by Section 2.8, the Agent shall notify the Lenders by telecopy, telephone, or e-mail of the requested Advance. Not later than 3:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan in funds immediately available in Chicago to the Agent and the Agent will make the funds so received from the Lenders available to the Borrower at the Borrower’s Funding Account as set forth in Section 2.5.

2.1.2                     Facility LCs.

(a)                                 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Facility Termination Date upon the request and for the account of the Borrower; provided that the maximum face amount of the Facility LC to be issued or Modified, does not exceed the lesser of (i) an amount equal to $20,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Facility LCs at such time plus, without duplication, (2) the aggregate unpaid Reimbursement

Obligations with respect to all Facility LCs outstanding at such time and (ii) Availability. No Facility LC shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date, and (y) one (1) year after its issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above). Notwithstanding anything herein to the contrary, the LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Facility LC (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Facility LC, or any applicable law relating to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Facility LC in particular or shall impose upon the LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it, or (iii) if the issuance of such Facility LC would violate one or more policies of the LC Issuer applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Closing Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)                                 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.1.2, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)                                  Notice. Subject to Section 2.1.2(a), the Borrower shall give the LC Issuer notice prior to 12:00 noon (Chicago time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)                                 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.1.2(e) plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

(e)                                  Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer (i) immediately upon any drawing under any Facility LC by Borrower automatically (and without any notice required to the Agent) requesting a Revolving Loan so long as the conditions set forth in Section 4.2 are satisfied or (ii) within one (1) Business Day of any drawing under any Facility LC, in each case, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not special, indirect, consequential or punitive) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of two percent (2.0%) plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.1.2(d). Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.1.1(b) and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(f)                                   Obligations Absolute. The Borrower’s obligations under this Section 2.1.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.1.2(f) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.1.2(e).

(g)                                  Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.1.2, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(h)                                 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.1.2(h) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(i)                                     Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.1.2 or any action taken or omitted by such indemnitees hereunder.

(j)                                    Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders (which request shall be made with respect to a Facility LC constituting a standby letter of credit only during the continuance of a Default) and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. Nothing in this Section 2.1.2(j) shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1. The Borrower hereby grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase Bank, N.A. having a maturity not exceeding thirty (30) days.

(k)                                 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

(l)                                     Termination of the Facility. If, notwithstanding the provisions of this Section 2.1.2, any Facility LC is outstanding upon the earlier of (x) the termination of this Agreement and (y) the Facility Termination Date, then upon such termination the Borrower shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to all LC Obligations, as the Agent in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, in a stated amount, equal to one-hundred three percent (103%) of the difference of (x) the amount of LC Obligations at such time less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, the LC Issuer and the Lenders for payments to be made by the Agent, the LC Issuer and the Lenders under any such Facility LC and any fees and expenses associated with such  Facility LC or (ii) cash, in immediately available funds, in an amount equal to one-hundred three percent (103%) of the Collateral Shortfall Amount to be held in the Facility LC Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Facility LC remaining outstanding.

2.1.3                     Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the sum of the total Credit Exposures exceeding the lesser of the total Commitments and Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; provided, further, that each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m. (Chicago time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of amounts paid by the LC Issuer upon any drawing under any Facility LC as provided in Section 2.1.1(e), by remittance to the LC Issuer, and in the case of repayment of another Loan or fees or expenses as provided by Sections 2.1.5 or 2.18(b), by remittance to the Agent to be distributed to the Lenders) by 4:00 p.m. (Chicago time) on the requested date of such Swingline Loan. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m. (Chicago time) on each Business Day, make available to the Borrower by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Collateral Deposit Account that day (as determined based on notice from the Agent).

(b)                                 The Swingline Lender may by written notice given to the Agent not later than 11:00 a.m. (Chicago time) on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Unmatured Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (except as otherwise required by applicable law). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.1.1(c) with respect to Loans made by such Lender (and Section 2.1.1(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c)                                  The Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests a Floating Rate Advance, the Swingline Lender may elect to have the terms of this Section 2.1.3(c) apply to such Borrowing Notice by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrower, on the applicable Borrowing Date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.1.3(c) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.1.3(e). Each Swingline Loan shall be subject to all the terms and conditions applicable to other Floating Rate Advances funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. All Swingline Loans shall be Floating Rate Advances.

(d)                                 Upon the making of a Swingline Loan (whether before or after the occurrence of an Unmatured Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Pro Rata Share of the Commitment. The Swingline Lender may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Loan.

(e)                                  The Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon (Chicago time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Chicago time) on such Settlement Date. Settlements may occur during the existence of an Unmatured Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Pro Rata Share of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.24.

2.1.4                     [Reserved.]

2.1.5                     Protective Advances. Subject to the limitations set forth below, the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to) during the continuation of a Unmatured Default or Default, to make Advances to the Borrower, on behalf of all Lenders, in an aggregate amount outstanding at any time not to exceed ten percent (10%) of the Borrowing Base, which the Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.5 (any of such Advances are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Credit Exposure to exceed the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12 and shall be payable on the earlier of demand or the Facility Termination Date. The Required Lenders may at any time revoke the Agent’s authorization to make Protective Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations described in Section 2.2. The Agent shall notify the Lenders of the making of any Protective Advance within two (2) Business Days thereafter and will endeavor to give the Lenders notice in advance of making any Protective Advance when practical.

2.2                               Ratable Loans; Risk Participation. Except as otherwise provided below, each Advance made in connection with a Revolving Loan shall consist of Loans made by each Lender in an amount equal to such Lender’s Pro Rata Share. Each Advance made in connection with a Swingline Loan shall consist of Loans made by the Lenders as provided in Section 2.1.3. Upon the making of an Advance by the Agent in connection with a Protective Advance (whether before or after the occurrence of a Default or an Unmatured Default and regardless of whether the Agent has requested a Settlement with respect to such Protective Advance), the Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Aggregate Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Loan.

2.3                               Payment of the Obligations. The Borrower shall repay the outstanding principal balance of the Loans (other than Extended Loans), together with all other Obligations (other than Obligations in respect of Extended Loans), including all accrued and unpaid interest thereon, on the related Facility Termination Date; provided, however, that the Borrower shall repay the unpaid principal amount of each Swingline Loan to the Swingline Lender (or Agent, as provided in Section 2.1.3(b)) on the earlier of the Facility Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided, further, that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding. . The Borrower shall repay the outstanding principal balance of any Extended Loans in respect of each Extension Series and all other Obligations in respect thereof, on the relevant maturity date for such Extension Series of Extended Commitments.

2.4                               Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 and in multiples of $100,000 if in excess thereof. Floating Rate Advances may be in any amount.

2.5                               Funding Account. The Borrower shall have delivered to the Agent, on the Original Closing Date, a notice setting forth the deposit account of a Loan Party (the “Funding Account”) to which the Agent is authorized by the Borrower to transfer the proceeds of any Advances requested pursuant to this Agreement. The Borrower may designate one or more replacement Funding Accounts or additional Funding Accounts from time to time by written notice executed by an Authorized Officer delivered to the Agent. Any designation by the Borrower of the Funding Account must be reasonably acceptable to the Agent.

2.6                               Reliance Upon Authority; No Liability. The Agent is entitled to rely conclusively on any Authorized Individual’s request for Advances hereunder, so long as the proceeds thereof are to be transferred to the Funding Account. The Agent shall have no duty to verify the identity of any individual representing himself or herself as an Authorized Individual authorized by the Borrower to make such requests on its behalf. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Section 2.1 which the Agent reasonably believes to have been given by an Authorized Individual. The crediting of Advances to the Funding Account shall conclusively establish the obligation of the Borrower to repay such Advances as provided herein.

2.7                               Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with this Agreement or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice in the form of Exhibit B (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 1:00 p.m. (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto. This Section 2.7 shall not apply to Swingline Loans, which may not be converted or continued.

2.8                               Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Individual. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.9                               Notification of Advances, Interest Rates and Repayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder or any Modification. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.10                        Fees.

(a)                                 Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share, an unused commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Commitment, payable on each Payment Date hereafter and on the Facility Termination Date (the “Unused Commitment Fee”).

(b)                                 LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under each Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

(c)                                  Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arrangers, such additional fees as are specified in the Fee Letter. The closing fee payable pursuant to the Fee Letter shall be paid to Agent as set forth herein, for the account of each Lender in accordance with such Lender’s Pro Rata Share. All other fees payable pursuant to the Fee Letter shall be payable to the Agent or Arrangers, as applicable, for their own account.

2.11                        Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.1.1 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. If at any time Loans are outstanding with respect to which the Borrower has not delivered a notice to the Agent specifying the basis for determining the interest rate applicable thereto, those Loans shall bear interest at the Floating Rate.

2.12                        Eurodollar Advances Post Default; Default Rates. Notwithstanding anything to the contrary contained hereunder, during the continuance of a Default or Unmatured Default, the Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus two percent (2%) per annum, and (iii) the LC Fee shall be increased by two percent (2%) per annum; provided that during the continuance of a Default under subsection (f) or (g) of Article VII, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.13                        Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three (3) month interval during such Interest Period. Interest on all Advances, unused commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Advances shall be calculated for actual days elapsed on the basis of 365 or 366 day year, as appropriate. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. After giving effect to any Loan, Advance, continuation, or conversion of any Eurodollar Borrowing, there may not be more than six (6) different Interest Periods in effect at the same time hereunder.

2.14                        Voluntary Prepayments. The Borrower may from time to time prepay, without penalty or premium, all or any portion of the outstanding Floating Rate Advances upon prior written notice to the Agent. The Borrower may also from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4, but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Agent.

2.15                        Mandatory Prepayments.

(a)                                 Borrowing Base Compliance. The Borrower shall immediately repay the Revolving Loans, Swingline Loans, and/or Reimbursement Obligations if at any time the Aggregate Credit Exposure exceeds the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans, Swingline Loans and Reimbursement Obligations, the Borrower shall provide cash collateral or a Supporting Letter of Credit for the LC Obligations in the manner set forth in Section 2.1.2(l) to the extent required to eliminate such excess.

(b)                                 Sale of Assets. Any Net Cash Proceeds received by any Loan Party to be applied to the Obligations in accordance with Section 6.17 shall be applied first, to pay the principal of the Protective Advances, second, to pay the principal of the Swingline Loans, third, to pay the principal of the Revolving Loans and unpaid Reimbursement Obligations without a concomitant reduction in the Commitment, and fourth, to cash collateralize outstanding Facility LCs.

(c)                                  Insurance/Condemnation Proceeds. Any Net Cash Proceeds in respect of insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 6.6(c) shall be applied as follows: (i) insurance proceeds from casualties or losses to cash or Inventory included in the calculation of the Borrowing Base shall be applied, first, to the Protective Advances, second, to the Revolving Loans and Swingline Loans, and third, to cash collateralize outstanding Facility LCs; and (ii) insurance or condemnation proceeds from casualties or losses to Equipment included in the calculation of the Borrowing Base shall be applied first, to pay the principal of the Protective Advances, second, to pay the principal of the Revolving Loans and Swingline Loans, and third, to cash collateralize outstanding Facility LCs. The Commitment shall not be permanently reduced by the amount of any such prepayments. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment is not otherwise determined, the allocation and application of those proceeds shall be determined by the Agent, in its Permitted Discretion.

(d)                                 General. Without in any way limiting the foregoing, promptly upon receipt by any Loan Party of proceeds of any sale of any Collateral that is included in the calculation of the Borrowing Base, the Borrower shall cause such Loan Party to deliver such proceeds to the Agent, or deposit such proceeds in a deposit account subject to a Deposit Account Control Agreement. All of such proceeds shall be applied as set forth above or otherwise as provided in Section 2.19. Nothing in this Section 2.15 shall be construed to constitute the Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents. Nothing in this Section 2.15 shall be construed to constitute a permanent reduction in the Aggregate Commitment or to prejudice the Borrower’s rights under Section 2.1.1(a)(i), subject to the terms of this Agreement, to borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date.

2.16                        Borrower’s Reduction of Commitment. Prior to the Facility Termination Date, the Borrower may, upon three (3) Business Days’ prior written notice to Agent, permanently reduce (but not terminate) the Commitments to a lesser amount; provided that each such reduction in the aggregate must be $5,000,000 or a higher integral multiple of $1,000,000. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments; provided that the Borrower may elect to terminate (and prepay the revolving exposure associated with) the Commitments constituting any Existing Commitment or Extended Commitment, as applicable, with the earliest occurring Facility Termination Date prior to terminating any other Class of Commitments.

2.17                        Termination of the Facility.

(a)                                 Without limiting Section 2.3 or Section 8.1, (a) the Aggregate Commitments shall expire on the Facility Termination Date and (b) the Aggregate Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

(b)                                 The Borrower may terminate this Agreement upon at least three (3) Business Days’ prior written notice thereof to the Agent and the Lenders, upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Facility LCs (or alternatively, with respect to each such Facility LC, the furnishing to the Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.1.2(l)), (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (iv) the payment in full of any amount due under Section 3.4.

(c)                                  The Borrower may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

2.18                        Method of Payment.

(a)                                 All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (Chicago time) with respect to all Swingline Loans and by 3:00 p.m. (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders except payments made on Swingline Loans, which shall be applied among the Lenders as provided in Section 2.1.3. Any payment received by the Agent or Swingline Lender after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection. Each payment delivered to the Agent or Swingline Lender for the account of any Lender shall be delivered promptly by the Agent or Swingline Lender to such Lender in the same type of funds that the Agent or Swingline Lender received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent or Swingline Lender from such Lender.

(b)                                 At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Facility LCs, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.5), and other sums payable under the Loan Documents, may be paid from (x) the proceeds of Advances made hereunder whether made following a request by the Borrower pursuant to Section 2.1 or a deemed request as provided in this Section 2.18 or may be deducted from the Funding Account or any other deposit account of the Loan Parties maintained with the Agent or (y) amounts on deposit in the Funding Account or Collection Account. The Borrower hereby irrevocably authorizes (i) the Agent to make an Advance for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Advances shall be deemed to have been requested pursuant to Section 2.1 and (ii) the Agent to charge the Funding Account, Collection Account or any other deposit account of the Loan Parties maintained with JPMorgan Chase Bank, N.A. for (A) each payment of interest and fees as it becomes due hereunder or (B) any principal then outstanding or any other amount due under the Loan Documents.

2.19                        Apportionment, Application, and Reversal of Payments. Except as otherwise required pursuant to Section 2.1.3 or 2.20, principal and interest payments shall be apportioned ratably among the Lenders as set forth in this Article II and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent or the LC Issuer and except as provided in Section 2.10(c). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans or not constituting payment of specific fees as specified by the Borrower, and all proceeds of any Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement: first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent from the Borrower (other than in connection with Banking Services or Rate Management Obligations); second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Rate Management Obligations); third, to pay interest due in respect of the Protective Advances; fourth, to pay the principal of the Protective Advances; fifth, to pay interest due in respect of the Revolving Loans and Swingline Loans (other than Protective Advances); sixth, to pay or prepay (a) principal of the Revolving Loans and Swingline Loans (other than Protective Advances) and unpaid reimbursement obligations in respect of Facility LCs and (b) to payment of any amounts owing under Rate Management Obligations  (i) to the extent either (x) the applicable Secured Party has provided notice to the Agent in accordance with the definition of Secured Obligations or (y) to the extent such Rate Management Obligations appear on (A) the Borrower’s reports pursuant to Section 6.1(m) and/or (B) Schedule 5.30A and (ii) for which Reserves have been established; seventh, to pay an amount to the Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Facility LCs and the aggregate amount of any unpaid reimbursement obligations in respect of Facility LCs, to be held as cash collateral for such Obligations; eighth, to payment of any amounts owing with respect to Banking Services Obligations to the extent such Banking Services Obligations appear on (A) the Borrower’s reports pursuant to Section 6.1(m) and/or (B) Schedule 5.30B; and ninth, to the payment of any other Secured Obligation due to the Agent, any Lender, the LC Issuer or the counterparty to any Rate Management Obligation that is a Secured Party. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Rate Management Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Floating Rate Loans and, in any event, the Borrower shall pay the Eurodollar breakage losses in accordance with Section 3.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations, so long as due in the same order provided herein.

2.20                        Settlement. Except with respect to Swingline Loans, each Lender’s funded portion of the Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Loans. Notwithstanding such agreement, the Agent, JPMorgan Chase Bank, N.A., and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans shall take place on a periodic basis as follows, except as otherwise provided in Section 2.1.3. The Agent shall request Settlement with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election, by notifying the Lenders of such requested Settlement by telecopy, telephone, or e-mail no later than 12:00 noon (Chicago time) on the Settlement Date. Each Lender shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Chicago time), on the Settlement Date applicable thereto. Settlements may occur during the existence of a Default or an Unmatured Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the applicable Loan and shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.24.

2.21                        Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent and the Lenders, and the Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lenders. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

2.22                        Noteless Agreement; Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Agent shall also maintain accounts in which it will record (i) the amount of each Loan extended hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to Section 2.22 (a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Revolving Loans be evidenced by a promissory note in substantially the form of Exhibit C (as amended, modified or supplemented from time to time, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to such Lender.  Thereafter, the Revolving Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Revolving Loans once again be evidenced as described in Section 2.22 (a) and (b).

2.23                        Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.24                        Non-Receipt of Funds by the Agent; Defaulting Lenders.

(a)                                 Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan, or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan, or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

(b)                                 If a payment has not been made by a Lender, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Borrowing Date at a rate per annum equal to the interest rate applicable to the relevant Loan.

(c)                                  The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Share of the Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other Lenders) or, if so directed by the Borrower and if no Unmatured Default or Default has occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made Advances to the Borrower. Subject to the foregoing, the Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Pro Rata Share of all payments received from the Borrower or re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender.

(d)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero; provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and any amendment which does any of the items described in Sections 8.3(b)(ii)(B) or (b)(vi) shall require the consent of such Defaulting Lender;

(ii)                                  such Defaulting Lender shall not be entitled to any portion of the Unused Commitment Fee;

(iii)                               the Unused Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Advance and shall be allocated among such non-Defaulting Lenders ratably based on their Pro Rata Share of the Commitments. This Section shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by the Defaulting Lender in respect thereof;

(iv)                              if any Swingline Exposure or LC Obligations exist at the time a Lender becomes a Defaulting Lender then:

(A)                               all or any part of such Swingline Exposure and LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures with respect to the Revolving Loans plus such Defaulting Lender’s Swingline Exposure and LC Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments, and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(B)                               if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.1.2 for so long as such LC Exposure is outstanding;

(C)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Obligations pursuant to Section 2.24(d)(iv), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(D)                               if the LC Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 2.24(d)(iv), then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(E)                                if any Defaulting Lender’s LC Obligations are neither cash collateralized nor reallocated pursuant to Section 2.24(d)(iv), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Obligations) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Obligations shall be payable to the LC Issuer until such LC Obligations are cash collateralized and/or reallocated;

(v)                                 the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one-hundred percent

(100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(d)(iv), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(d)(iv)(1) (and Defaulting Lenders shall not participate therein); and

(vi)                              in the event and on the date that each of the Agent, the Borrower, the LC Issuer and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Obligations of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

(e)                                  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

2.25                        Limitation of Interest. The Borrower, the Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.25 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.25, even if such provision declares that it controls. As used in this Section 2.25, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law; provided that to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of non-usurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the U.S. or of any other applicable state or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.25, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.26                        Extension Offers.

(a)                                 The Borrower may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.26. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments which notice shall contain such request and which request shall be offered ratably to all Lenders of the applicable Class of Existing Commitments) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (v) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (w) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y) (a) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (b) the Extension Amendment may provide for other covenants and terms that apply to any period after the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Article XII and (3) permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)                                 The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.26. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit and Swingline Loans, except that the applicable Extension Amendment may provide that the Facility Termination Date for Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable LC Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). Any Lender that elects in its sole discretion not to become an Extending Lender shall cease to be a Lender hereunder and shall no longer have any Commitments, other obligations or rights (other than such Lender’s rights to indemnification under the Loan Documents which shall continue to remain in effect after such time as set forth in this Agreement) hereunder, in each case as of the applicable Facility Termination Date, so long as each such Lender has received payment in full in respect of all outstanding Obligations that are then due and owing to such Lender as of such applicable Facility Termination Date.

(c)                                  Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 8.3, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby except to the extent such Extension Amendment modifies any such Lender’s rights, interests and/or obligations hereunder (provided that any changes being within the requirements of Section 2.26(a) and not expressly affecting any Lenders other the Extending Lenders shall not be deemed a modification of rights, interests and/or obligations of any Lender that is not an Extending Lender)) executed by the Loan Parties, the Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.26 and the arrangements described above in connection therewith, except to the extent such Extension Amendment modifies any such Lender’s rights, interests and/or obligations hereunder (provided that any modifications set forth in the Extension Amendment that are within the requirements of Section 2.26(a) and do not expressly affect any Lenders other the Extending Lenders shall not be deemed a modification of rights, interests and/or obligations of any Lender that is not an Extending Lender), but, for the avoidance of doubt, no Lender shall be an Extending Lender without its consent in accordance with this Section 2.26. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $250,000,000. Notwithstanding anything to the contrary in this Section 2.26(c) and without limiting the generality or applicability of Section 8.3 or to any Section 2.26 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments are within the requirements of Section 2.26(a) and do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 8.3.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with this Section 2.26 above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.

(e)                                  No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.26 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.27                        Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for a Eurodollar Borrowing the Required Lenders determine:

(i)                                     that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period with respect to a proposed Eurodollar Borrowing;

(ii)                                  that the Adjusted LIBO Rate for such Interest Period with respect to a proposed Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(iii)                               that deposits of a type and maturity appropriate to match fund Eurodollar Advances are not being offered to banks in the London interbank eurodollar, or other applicable, market;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended.  Upon receipt of the Agent’s notice of the circumstances set forth in clauses (a)(i), (a)(ii) or (a)(iii) above, the Borrower may revoke any pending Borrowing Notice with respect to a Eurodollar Borrowing, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such Borrowing Notice, if applicable, into a request for an ABR Borrowing in the amount specified therein.

(b)                                 If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 8.3, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.27(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Notice requests a Eurodollar Borrowing, such Borrowing shall be made as a Floating Rate Advance.

ARTICLE III
YIELD PROTECTION; TAXES

3.1                               Yield Protection.  If any Change in Law or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                 subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (in each case, other than with respect to Excluded Taxes or Indemnified Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein; or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances); or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be;

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within fifteen (15) days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2                               Changes in Capital Adequacy or Liquidity Regulations. If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the LC Issuer determines is attributable to this Agreement, its Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy or liquidity). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any Change in Law which affects the amount of capital or liquidity required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital or liquidity guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital or liquidity regulations promulgated by regulatory authorities outside the U.S. implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3                               Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4. In the event any of the circumstances specified in clauses (a)(i), (a)(ii) or (a)(iii) of Section 2.27 arise, the availability of Eurodollar Advances may be suspended as set forth in Section 2.27.

3.4                               Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance except to the extent that any such loss or cost is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lenders.

3.5                               Taxes.

(a)                                 The Borrower shall be liable for paying to the Agent any and all payments by or on account of any obligation of the Borrower hereunder free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Agent shall be required by applicable law (as determined in its good faith discretion) to deduct any Taxes from such payments then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Agent, Lender or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Agent shall make such deductions, and (iii) the Borrower or Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Agent, each Lender and the LC Issuer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the LC Issuer, as the case may be, on or with respect to any payment by the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the LC Issuer, or by the Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.

(d)                                 Each Lender and the LC Issuer shall indemnify the Borrower and the Agent, within ten (10) days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender or the LC Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrower or the Agent pursuant to Section 3.5(f). Each Lender and the LC Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the LC Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this Section 3.5(d). The obligations of the Lenders under this Section 3.5(d) shall survive the payment of the Obligations and termination of this Agreement.

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)                                   Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(i)                                     Without limiting the generality of the foregoing, (A) any Lender that is a U.S. Person shall deliver to the Borrower on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (B) any Foreign Lender shall deliver to the Borrower on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two copies of IRS Form W-8IMY (with appropriate attachments), IRS Form W-8BEN-E, IRS Form W-8BEN or IRS Form W-8ECI, as applicable, and if such Foreign Lender is claiming an exemption under Section 871(h) or Section 881(c) of the Code, a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

(ii)                                  On or before the date on which the Agent (and any successor replacement Agent) becomes the Agent, it shall deliver to the Borrower two executed originals of IRS Form W-9 establishing an exemption from U.S. federal backup withholding tax.

(iii)                               If any payment made hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if the recipient of such payment fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall use commercially reasonable efforts to deliver to the Borrower and the Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Agent, (A) two (2) accurate, complete and signed certifications prescribed by applicable law and (B) any other documentation reasonably requested by the Borrower or the Agent sufficient for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such recipient  has complied with such recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each of the Lenders and the Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)                                  If the Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus, any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)                                 For purposes of determining U.S. withholding taxes imposed under FATCA, from and after the Second Amendment Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.6                               Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar

Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted LIBO Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7                               Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 or (c) any Lender is a Defaulting Lender (any such Lender, an “Affected Lender”), then the Borrower, at its sole expense and effort, upon notice to such Lender and the Agent, may elect to replace such Affected Lender as a Lender party to this Agreement (in accordance with and subject to the restrictions contained in Article XII), provided that concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent and LC Issuer shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement (and a Defaulting Lender shall be deemed to have executed and delivered such an Assignment Agreement if it fails to do so) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE IV
CONDITIONS PRECEDENT

4.1                               Closing Date. The Borrower shall satisfy each of the following conditions prior to the Closing Date, and with respect to any condition requiring delivery of any agreement, certificate, document, or instrument to the Lenders, the Borrower hereby agrees that any such agreement, certificate, document, or instrument delivered to the Agent may be distributed by the Agent to the Lenders in satisfaction of such requirement.

(a)                                 The Agent shall have received counterparts (executed on behalf of each Loan Party, the Agent and the Lenders and each other party thereto) (in such number as may be requested by the Agent) of each of (i) this Agreement and (ii) the Loan Documents to be executed on the Closing Date (including, for the avoidance of doubt, the amended and restated Security Agreement).

(b)                                 The representations and warranties of the Loan Parties under Article V of this Agreement and the Contribution Agreement Representations shall be true and correct in all material respects on the Closing Date.

(c)                                  The Agent shall have received a solvency certificate duly executed by an Authorized Officer of the Borrower and dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent.

(d)                                 (i) No Material Adverse Effect shall have occurred since December 31, 2016 and (ii) to the knowledge of the Borrower, no Compression Group Material Adverse Effect (as defined in the Contribution Agreement as in effect on January 15, 2018) shall have occurred since January 15, 2018.

(e)                                  The Agent shall have received customary executed legal opinions of counsel to the Loan Parties in favor of and addressed to the Agent, the LC Issuer and the Lenders in form and substance reasonably acceptable to the Agent.

(f)                                   The Agent shall have received a customary incumbency certificate from each of the Loan Parties certifying as to (i) resolutions with respect to each Loan Party, duly adopted by the board of directors, its general partner, its members or any other equivalent body authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to be executed on the Closing Date as so amended or ratified, (ii) the copies of its articles or certificate of limited partnership, formation or incorporation, as applicable, together with all amendments thereto, appended to such certificate, (iii) the copies of its bylaws, limited liability company agreement, or partnership agreement, as applicable, appended to such certificate (iv) incumbency and specimen signature of each officer executing any Loan Document, and (v) a certificate of good standing (or equivalent certification) from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(g)                                  The Agent shall have received an officer’s certificate, signed by an Authorized Officer of the Borrower, dated as of the Closing Date stating that no Default or Unmatured Default has occurred and is continuing and that the conditions described in paragraphs (b), (d), (k), (m) and (o) of this Section 4.1 having been satisfied (but, with respect to the Contribution Agreement Representations only, to the knowledge of the Borrower) (except for such representations and warranties that are limited to an earlier date and which were true and correct in all material respects as of such earlier date or that have a materiality qualification, which shall be true and correct in all respects).

(h)                                 The Agent shall have received information necessary for the Agent to perform customary UCC lien searches.

(i)                                     The Agent shall have received (i) such duly executed agreements, financing statements or other documents sufficient to perfect the Liens in the Collateral and (ii) the certificates, if any, representing the Capital Stock owned by each Loan Party and pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by an Authorized Officer of such Loan Party, in each case to the extent and, with respect to clause (i), with the priority required by the Loan Documents on the Closing Date.

(j)                                    The Lenders shall have received customary evidence of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Agent.

(k)                                 (i) The Compression Acquisition shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the Contribution Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof, in each case, in any manner that is materially adverse to the interests of the Lenders,  without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Agent. (ii) The Acquisition and Equity Transactions (including (A) the Equity Restructuring Transactions (as defined in the A&E Transaction Description), (B) the issuance of the Preferred Units in an amount not less than $500,000,000, (C) the issuance of the Senior Notes and/or the Bridge Facility (each as defined in the A&E Transaction Description) in an aggregate principal amount not less than $725,000,000 (subject to reductions in the commitments in respect of the Bridge Facility) and (D) the Equity Issuance (as defined in the A&E Transaction Description)) shall have been, or shall substantially concurrently be, consummated, without giving effect to any amendment, change, supplement or waiver of any provision thereof that is materially adverse to the interests of the Lenders (it being understood that amendments, changes, supplements or waivers that result in the following modifications are materially adverse:  (w) the Preferred Units ceasing to be treated as equity or mezzanine equity under GAAP, (x) increasing the amount of distributions to holders of the Preferred Units (other than increases contemplated by the terms of Section 5.12 of the Partnership Agreement), (y) permitting the redemption of the applicable Preferred Units at the election of the holders thereof in a manner not permitted by the terms of the Partnership Agreement or (z) adding mandatory redemption provisions, events of default, maturity, acceleration or equivalent provisions that are not set forth in the Partnership Agreement. (iii) As of the Closing Date, the Preferred Units shall be classified as equity or mezzanine equity under GAAP

(l)                                     All fees due to the Agent, the Arrangers, the LC Issuer and the Lenders to be paid by the Borrower pursuant to the Fee Letters and under this Agreement (including Section 2.10), and, to the extent invoiced at least two (2) business days prior to the Closing Date (or such shorter time as reasonably agreed by the Borrower), all expenses to be paid or reimbursed to the Agent, the Arrangers and the Lenders on or prior to the Closing Date.

(m)                             On the Closing Date, after giving effect to the Compression Acquisition, neither the Borrower nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than the Loans, the Bridge Facility and the Senior Notes, except (i) Indebtedness permitted pursuant to Section 3.11 of the Contribution Agreement, (ii) Indebtedness of the Borrower and its Subsidiaries and the Compression Entities incurred in the ordinary course of business in respect of short term debt for working capital, capital leases, purchase money debt, and equipment financings, and (iii) any other Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, provided that the aggregate outstanding principal amount of indebtedness set forth in clauses (ii) and (iii) above, together with the amount of any issuance of any additional preferred equity interests (in excess of the Preferred Equity and Warrants) issued by the Loan Parties shall not exceed $75,000,000 in the aggregate.

(n)                                 The Borrower and each of the Guarantors shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act, at least three (3) business days prior to the Closing Date to the extent such information has been reasonably requested by the Agent at least ten (10) Business Days prior to the Closing Date.

(o)                                 After giving effect to the Compression Acquisition and the Acquisition and Equity Transactions, Availability shall not be less than $300,000,000.

(p)                                 Any Non-Distribution LP Interests issued pursuant to and as defined in the documentation related to Compression Acquisition shall be classified as equity under GAAP.

(q)                                 The Borrower shall have delivered any Notes requested by a Lender pursuant to Section 2.22 payable to each such requesting Lender.

(r)                                    All legal (including tax implications) and regulatory matters including, but not limited to, compliance with applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System, shall be reasonably satisfactory to the Agent and the Lenders.

(s)                                   The Closing Date being on or before June 30, 2018 provided that such date shall be extended, if the Outside Date (as defined in the Contribution Agreement as in effect on January 15, 2018) is extended in accordance with Section 8.1(e) of the Contribution Agreement as in effect on January 15, 2018, to the earlier of (x) such extended Outside Date and (y) 11:50 p.m. New York City time, on September 30, 2018.

4.2                               Each Credit Extension.  Except as otherwise expressly provided herein, the Lenders shall not be required to make any Credit Extension if on the applicable Credit Extension Date:

(a)                                 There exists any Default or Unmatured Default or any Default or Unmatured Default shall immediately result from any such Credit Extension and the Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of such Default or Unmatured Default;

(b)                                 Any representation or warranty contained in Article V is untrue or incorrect in any material respect as of such Credit Extension Date except to the extent (i) any such representation or warranty is stated to relate solely to an earlier date or (ii) any such representation or warranty is subject to a materiality qualifier, in which case, it is untrue or incorrect in any respect;

(c)                                  After giving effect to such Credit Extension, Availability would be less than zero; or

(d)                                 Any Protective Advance is outstanding.

Each Borrowing Notice or request for issuance of Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.1 have been satisfied and that none of the conditions set forth in Section 4.2 exist as of the applicable Credit Extension Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party, on behalf of itself, represents and warrants to the Lenders as follows:

5.1                               Existence and Standing. Each Loan Party is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2                               Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3                               No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (ii) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement evidencing Indebtedness for borrowed money to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement evidencing Indebtedness for borrowed money (except Liens created pursuant to the Loan Documents and Permitted Liens). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4                               Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent on behalf of the Lenders, and upon the recording of UCC financing statements covering the Collateral in the appropriate office of the state of organization of the applicable Loan Party, (to the extent such Loan Party is organized under the laws of a state of the U.S. or the District of Columbia), such Liens constitute perfected and continuing Liens on all Collateral which may be perfected by the filing of such a UCC financing statement, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) (i) Permitted Liens listed in Sections 6.19(a)(iv), 6.19(a)(vii) to the extent that such liens permitted under 6.19(a)(vii), which secure refinancing, extended or renewed Indebtedness, are of no greater priority than the Liens securing the Indebtedness that is subject to such refinancing, extension or renewal, 6.19(a)(viii), 6.19(a)(xvii) and 6.19(a)(xix) and (ii) other Permitted Liens to the extent any such other Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or the Consent Agreement, (b) Liens on any cash collateral granted in favor or for the benefit of the LC Issuer pursuant to this Agreement, (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (d) Liens not yet required to be perfected pursuant to Section 6.12.6.

5.5                               Financial Statements.

(a)                                 The audited consolidated financial statements of the Borrower and its Subsidiaries for the period ending on December 31, 2016 heretofore delivered to the Lenders were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(b)                                 The most recent Budget delivered to the Agent and the Lenders pursuant to Section 6.1(c), represents the Borrower’s good faith estimate of anticipated financial performance of the Borrower and its Subsidiaries for the period set forth therein based upon assumptions believed by Borrower to be reasonable at the time of such delivery, but shall not constitute or be deemed to constitute a representation or warranty that such anticipated performance will in fact be achieved. Whether or not any such results are in fact achieved will depend upon future events, some of which are not within the control of the Borrower.  Accordingly (but without limiting the first sentence of this Section 5.5(b)), actual results may vary from the projected results.

5.6                               Material Adverse Change. Since December 31, 2016, there has been no change in the business, Collateral, condition (financial or otherwise) or results of operations of the Loan Parties or other event which could reasonably be expected to have a Material Adverse Effect.

5.7                               Taxes. The Loan Parties have filed all U.S. federal income tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than a Permitted Lien pursuant to Section 6.19(a)(i)) exists.

5.8                               Litigation and Contingent Obligations. Except as set forth on Schedule 5.8, as of the Closing Date there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. As of the Closing Date, other than any liability incident to any litigation, arbitration or proceeding which (a) could not reasonably be expected to have a Material Adverse Effect or (b) is set forth on Schedule 5.8, no Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

5.9                               Capitalization and Subsidiaries. Schedule 5.9 sets forth, as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) the location of the chief executive office of the Borrower and each of its Restricted Subsidiaries and each other location where any of them have maintained their chief executive office in the past five (5) years, (c) a true and complete listing of each class of each of the Borrower’s and its Restricted Subsidiaries’ authorized Capital Stock, all of which are (to the extent such concepts are relevant with respect to such ownership interests) validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 5.9, and (d) the type of entity of the Borrower and each of its Subsidiaries. With respect to each Loan Party, Schedule 5.9 also sets forth the employer or taxpayer identification number of each Loan Party, jurisdiction of organization and the organizational identification number issued by each Loan Party’s jurisdiction of organization or a statement that no such number has been issued, in each case, as of the Closing Date.  As of the Closing Date, except as set forth in Schedule 5.9, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

5.10                        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

5.11                        Accuracy of Information. No written information, exhibit or report (other than (x) information of a general economic or industry specific nature, (y) financial projections, and (z) Budgets, all of which were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished to the Agent and the Lenders) furnished by any Loan Party to the Agent or to any Lender in connection with the negotiation of the Loan Documents, when taken as a whole, contained any material misstatement of fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

5.12                        Names; Prior Transactions. Except as set forth on Schedule 5.12, as of the Closing Date, the Loan Parties have not, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition of all or substantially all of the assets of or of a division or line of business of a Person, whether through purchase of assets, merger or otherwise.

5.13                        Regulation U. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.14                        Material Agreements. Except for those previously disclosed in periodic reports filed with the Securities and Exchange Commission, Schedule 5.14 hereto sets forth as of the Closing Date all material agreements and contracts to which any Loan Party is a party or is bound as of the Closing Date and that the Borrower is required to disclose in its periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (including on Form 8-K, 10-K or 10-Q) with the Securities and Exchange Commission. No Loan Party is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement (other than a Material Indebtedness Agreement) to which it is a party that has resulted in any of its top five (5) customers terminating substantially all of their contracts with such Loan Party.

5.15                        Compliance With Laws; No Default. The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Unmatured Default has occurred and is continuing.

5.16                        Ownership of Properties. Except as set forth on Schedule 5.16, on the Closing Date, the Loan Parties have defensible title, free of all Liens other than Permitted Liens, to all of the Collateral.

5.17                        Environmental Matters. In the ordinary course of its business, the officers of each Loan Party consider the effect of Environmental Laws on the business of such Loan Party, in the course of which they identify and evaluate potential risks and liabilities accruing to such Loan Party due to Environmental Laws. On the basis of this consideration, the Loan Parties have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. No Loan Party has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment; (a) as to which there is a reasonable likelihood of an adverse determination and if adversely determined could reasonably be expected to have a Material Adverse Effect or (b) that involves any Loan Document or the transactions thereunder.

5.18                        Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.19                        Bank Accounts. As of the Closing Date, Exhibit B to the Security Agreement contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.

5.20                        Indebtedness. As of the Closing Date, after giving effect to all Credit Extensions under the Original Credit Agreement to remain outstanding under this Agreement after the Closing Date and all additional Credit Extensions to be made on the Closing Date, the Loan Parties have no Indebtedness, except for (a) the Obligations, (b) any Indebtedness described on Schedule 5.20, and (c) Indebtedness permitted pursuant to Section 6.14.

5.21                        Affiliate Transactions. Except as (x) set forth on Schedule 5.21, (y) disclosed in any periodic report previously filed with the Securities and Exchange Commission or (z) otherwise permitted hereunder, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party, in each case, that the Borrower is required to disclose in its periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (including on Form 8-K, 10-K or 10-Q) with the Securities and Exchange Commission.

5.22                        Real Property; Leases. As of the Closing Date: (a) Schedule 5.22 sets forth a correct and complete list of all material real Property owned by each Loan Party, all material leases and subleases of real Property by each Loan Party as lessee or sublessee, and all material leases and subleases of real Property by each Loan Party as lessor or sublessor; (b) except as could not reasonably be expected to have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists; and (c) except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party has good and defensible title in fee simple to the real Property identified on Schedule 5.22 as owned by such Loan Party, or valid leasehold interests in all real Property designated therein as “leased” by such Loan Party.

5.23                        Intellectual Property. As of the Closing Date: (a) Schedule 5.23 sets forth a correct and complete list of all material Intellectual Property of each Loan Party; (b) none of the Intellectual Property listed in Schedule 5.23 is subject to any material licensing agreement or similar arrangement except as set forth in Schedule 5.23 (excluding licensing arrangements with respect to commercially available off-the-shelf software, which shall not be required to be disclosed on such Schedule); (c) the Intellectual Property described in Schedule 5.23 constitute all of the property of such type necessary to the current and reasonably anticipated future conduct of the Loan Parties’ business; (d) to the best of each Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person (except any such infringement that could not reasonably be expected to have a Material Adverse Effect); and (e) to each Loan Party’s knowledge, and except as could not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of any Loan Party, proposed.

5.24                        Insurance. Schedule 5.24 lists all insurance policies maintained, as of the Closing Date, by each Loan Party required to be maintained pursuant to Section 6.6.

5.25                        Solvency.

(a)                                 Immediately after giving effect to the transactions to occur on the Closing Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the Property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties’, on a consolidated basis, debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 As of the Closing Date, no Loan Party intends to, nor does the Borrower intend to permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Borrower, or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of the Borrower’s Indebtedness or the Indebtedness of any such Subsidiary.

5.26                        Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

5.27                        Reportable Transaction. The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

5.28                        Labor Disputes. Except as set forth on Schedule 5.28, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or its Subsidiaries or their employees.

5.29                        Sanctions Laws and Regulations. Each Loan Party and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by such Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, to the extent applicable to such Persons, and each Loan Party and its officers and employees and to the knowledge of such Loan Party and its directors and agents, are in compliance with Anti-Corruption Laws and Sanctions, in all material respects, to the extent applicable to such Persons. None of (a) the Loan Parties or any of their respective Subsidiaries or, to the knowledge of any Loan Party and its Subsidiaries, any of their respective directors, officers or employees or (b) to the knowledge of any Loan Party and its Subsidiaries, any agent of the Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions, in each case, that are applicable to any Loan Party or its Subsidiaries.

5.30                        Rate Management Obligations and Banking Services Obligations. As of the Closing Date, (a) each Rate Management Obligation that is a Secured Obligation appears on Schedule 5.30A and (b) each Banking Services Obligation that is a Secured Obligation appears on Schedule 5.30B.

5.31                        EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI
COVENANTS

Each of the Borrower and each Restricted Subsidiary agrees that from and after the date hereof and until the Facility Termination Date:

6.1                               Financial and Collateral Reporting. The Borrower and each Restricted Subsidiary will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower will furnish to the Lenders:

(a)                                 within one hundred twenty (120) days after the close of each Fiscal Year of the Borrower and its Subsidiaries, an audit report certified by independent certified public accountants reasonably acceptable to the Agent, prepared in accordance with GAAP (and without a “going concern”, or like qualification, commentary or exception other than solely with respect to an upcoming maturity date of Indebtedness or a potential liability to satisfy a financial covenant, and without any qualification or exception as to the scope of such audit) on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, unless (i) obtaining such a certificate is not reasonably economically feasible in the good faith judgment of the Borrower and (ii) the Agent has consented in its sole discretion to the Loan Parties not delivering such certificate;

(b)                                 within forty-five (45) days after the close of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower and its Subsidiaries, consolidated, and to the extent there are any Unrestricted Subsidiaries at such time, consolidating, unaudited balance sheets as at the close of each such Fiscal Quarter and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, all prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments) and certified by its chief financial officer or controller;

(c)                                  not more than sixty (60) days prior to the end of each Fiscal Year of the Borrower, but not less than thirty (30) days prior to the end of such Fiscal Year, a copy of the Budget in form reasonably satisfactory to the Agent;

(d)                                 together with each of the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit D (a “Compliance Certificate”) signed by the chief financial officer or controller of the Borrower showing the calculations necessary to determine compliance with this Agreement stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and including a listing of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower;

(e)                                  an Appraised Value Report, which report shall update the prior Appraised Value Report with data collected and verified no more than thirty (30) days prior to September 30 of such year and having an effective date of September 30 of each calendar year;

(f)                                   (i) within twenty (20) days after the end of each calendar month if Availability for each day is equal to or greater than $70,000,000 or (ii) on the first Business Day falling three (3) days after the end of each calendar week if Availability for any day is less than $70,000,000, and at such other times as may be requested by the Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith;

(g)                                  within twenty (20) days after the end of each calendar month and at such other times as may be reasonably requested by the Agent, as of the period then ended:

(i)                                     a detailed aging of the Borrower’s Accounts (A) including all invoices aged by invoice date, and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)                                  a schedule detailing the Borrower’s Inventory, in form reasonably satisfactory to the Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Agent has previously indicated to the Borrower are deemed by the Agent to be appropriate in its Permitted Discretion, (B) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrower and complaints and claims made against the Borrower), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)                              a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)                                 a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(h)                                 within thirty (30) days after the end of each calendar month and at such other times as may be reasonably requested by the Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable;

(i)                                     promptly upon the Agent’s request:

(i)                                     copies of invoices in connection with the invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                                  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)                               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(j)                                    within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan that is sponsored or maintained by the Borrower or a Subsidiary, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(k)                                 within ten (10) days after receipt by any Loan Party, a copy of any notice (i) to the effect that any Loan Party is or may be liable to any Person as a result of the release by any Loan Party, or any other Person of any toxic or hazardous waste or substance into the environment and (ii) alleging any violation of any Environmental Law, in the case of each of clause (i) and (ii), to the extent any such liability or violation could reasonably be expected to have a Material Adverse Effect;

(l)                                     within thirty (30) days of each March 31 and September 30, an updated Customer List, certified as true and correct in all material respects by an Authorized Officer of the Borrower;

(m)                             (i) concurrently with the delivery of financial statements pursuant to Sections 6.01(a) or 6.01(b), a listing of all Rate Management Obligations and Banking Services Obligations then outstanding and (ii) within ten (10) Business Days of a Loan Party’s entry into a Rate Management Obligation or Banking Services Obligation notice of such transaction, in each case in form and substance reasonably satisfactory to the Agent and including  (A) the market terms thereof, (B) the net value to market value thereof, (C) any requirements of the parties to post margin and (D) the counterparty thereof; and

(n)                                 such other information (including non-financial information) as the Agent may from time to time reasonably request.

Notwithstanding the foregoing, so long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time, the obligations in paragraphs (a) and (b) of this Section 6.1 shall be deemed satisfied upon the filing (within the applicable time period set forth above) by the Borrower of any report (including on Form 10-K or 10-Q) with the Securities and Exchange Commission.

6.2                               Use of Proceeds.

(a)                                 The Borrower will use the proceeds of the Credit Extensions (i) for working capital requirements of the Loan Parties and their Subsidiaries, (ii) for general corporate purposes (not otherwise prohibited by this Agreement) of the Borrower and its Subsidiaries, (iii) to fund a portion of the purchase price of the Compression Acquisition or any Permitted Acquisition, (iv) to make distributions permitted by Section 6.13, and (v) to pay costs and expenses incurred in connection with the Acquisition and Equity Transactions or any Permitted Acquisition.

(b)                                 The Borrower will not, nor will it permit any Loan Party to, use any of the proceeds of the Credit Extensions to (i) purchase or carry any Margin Stock in violation of Regulation U, (ii) repay or refinance any Indebtedness of any Person incurred to buy or carry any Margin Stock, (iii) acquire any security in any transaction that is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934 (and the regulations promulgated thereunder), or (iv) make any Acquisition (except as permitted by Section 6.2(a)(iii)).

6.3                               Notices. The Borrower will give prompt notice in writing to the Agent and the Lenders of:

(a)                                 the occurrence of any Default or Unmatured Default;

(b)                                 any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;

(c)                                  receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Restricted Subsidiary that (i) seeks damages in excess of $50,000,000, (ii) seeks injunctive relief which could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets which reasonably would be expected to result in a liability in excess of $50,000,000, (iv) alleges criminal misconduct by any Loan Party or any Restricted Subsidiary, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws with respect to a claims in excess of $50,000,000, in the aggregate; (vi) seeks to prevent, enjoin or delay the making of any Credit Extensions, or (vii) commences any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $50,000,000;

(d)                                 any material Lien (other than Permitted Liens) made or asserted against any of the Collateral;

(e)                                  any loss, damage, or destruction to the Collateral in the amount of $50,000,000 or more, whether or not covered by insurance;

(f)                                   any and all default notices received under or with respect to any leased location or public warehouse where Collateral with an aggregate value of $50,000,000 or more is located (which shall be delivered within two (2) Business Days after receipt thereof);

(g)                                  promptly after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(h)                                 the fact that such Loan Party has entered into a Rate Management Transaction or an amendment to a Rate Management Transaction, together with copies of all agreements evidencing such Rate Management Transactions or amendments thereto (which shall be delivered within two (2) Business Days); and

(i)                                     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

6.4                               Conduct of Business.  The Borrower and each Restricted Subsidiary will:

(a)                                 do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted;

(b)                                 keep adequate books and records with respect to their business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP consistently applied; and

(c)                                  at all times maintain, preserve and protect, in all material respects, all of their assets and properties used or useful in the conduct of their business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

6.5                               Taxes. Each Loan Party will timely file U.S. federal income and applicable material foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits, Property or Collateral, except those (i) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and (ii) for which no Lien has been asserted (except for a Permitted Lien pursuant to Section 6.19(a)(i)).

6.6                               Insurance.

(a)                                 The Borrower and each Restricted Subsidiary shall at all times maintain, with financially sound and reputable carriers in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and the Restricted Subsidiaries. The Borrower will furnish to the Agent, upon request of the Agent, information in reasonable detail as to the insurance so maintained.

(b)                                 All insurance policies required under Section 6.6(a) shall name the Agent (for the benefit of the Agent and the Lenders) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or additional insured clauses, as applicable, in form and substance reasonably satisfactory to the Agent.

(c)                                  Subject to the other provisions of this clause (c), at any time that Availability is less than $70,000,000 or a Default has occurred and is continuing, any Net Cash Proceeds of insurance or condemnation proceeds relating to Collateral received by the Loan Parties shall be applied to the reduction of the Obligations in accordance with Section 2.15(c). Regardless of Availability, if such Net Cash Proceeds exceed $30,000,000, the Borrower shall promptly furnish to the Lenders a Borrowing Base Certificate and supporting information in connection therewith. Notwithstanding the foregoing, the Agent shall permit the Loan Parties to replace, restore, repair or rebuild the Collateral with such Net Cash Proceeds; provided that if the Loan Parties have not completed, or entered into binding agreements to complete, such replacement, restoration, repair or rebuilding within one hundred eighty (180) days after such casualty or condemnation (or such longer period as the Agent shall agree in its sole discretion), such Net Cash Proceeds shall be applied to the Obligations in accordance with Section 2.15(c).

6.7                               Compliance with Laws. The Borrower and each Restricted Subsidiary will (a) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, each Subsidiary thereof, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, in each case, to which it may be subject.

6.8                               Inspection.

(a)                                 Each Loan Party will permit the Agent, by its employees, representatives and agents, from time to time upon two (2) Business Days’ prior notice (i) with respect to field examinations, audits and appraisals not more than once per calendar year unless a Default exists and is continuing and (ii) with respect to all other inspections contemplated by this Section 6.8(a), as frequently as Agent reasonably determines to be appropriate, to (A) inspect any of the Property, the Collateral, and the books and financial records of such Loan Party, (B) examine, audit and make extracts or copies of the books of accounts and other financial records of such Loan Party, (C) have access during normal business hours to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Loan Party, and (D) review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Loan Party. If a Default has occurred and is continuing, each Loan Party shall provide such access to the Agent at all times and without advance notice. Furthermore, so long as any Default has occurred and is continuing, each Loan Party shall provide the Agent with access to its suppliers. The Loan Parties acknowledge that from time to time the Agent may prepare and may distribute to the Lenders certain audit reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders from information furnished to it by or on behalf of the Loan Parties after the Agent has exercised its rights of inspection pursuant to this Agreement.

(b)                                 Each Loan Party shall promptly make available to the Agent and its counsel copies of all books and records that the Agent may reasonably request.  The Loan Parties acknowledge that from time to time the Agent may prepare and may distribute to the Lenders certain audit reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders from information furnished to it by or on behalf of the Loan Parties after the Agent has exercised its rights of inspection pursuant to this Agreement.

(c)                                  The Borrower hereby acknowledges that (i) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such

Borrower Materials constitute Information, they shall be treated as set forth in Section 9.9). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. The Borrower agrees that (x) any Loan Documents and (y) any financial statements and related documentation delivered pursuant to Section 6.1(a) and (b) will be deemed “public-side” Borrower Materials and may be made available to Public Lenders.

6.9                               Appraisals.  (a) At any time that Availability is less than $70,000,000, not more than two (2) times per Fiscal Year and (b) otherwise, not more than one (1) time per Fiscal Year, (in each case, unless a Default or Unmatured Default exists and is continuing), upon the request of Agent, the Loan Parties shall, at their sole expense, provide the Agent with Appraised Value Reports or updates thereof.

6.10                        Collateral Access Agreements and Real Estate Purchases. Each Loan Party shall use commercially reasonable efforts to obtain ((x) with respect to the Compression Entities, within 90 days after the Closing Date and (y) with respect to Minor Collateral, within 30 days after the Closing Date, or in either case such later date as the Agent may agree in its sole discretion) a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where any material portion of the Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Agent has not received a Collateral Access Agreement as of the Closing Date (or, (x) if later, as of the date such location is acquired or leased, (y) with respect to the Compression Entities, on the 90th day after the Closing Date or such later date as the Agent may agree in its sole discretion or (z) with respect to Minor Collateral, on the 30th day after the Closing Date or such later date as the Agent may agree in its sole discretion), Borrower’s Eligible Inventory at that location shall be subject to such Reserves as may be established by the Agent. After the Closing Date (or (x) with respect to the Compression Entities, the 90th day after the Closing Date or such later date as the Agent may agree in its sole discretion or (y) with respect to Minor Collateral, the 30th day after the Closing Date or such later date as the Agent may agree in its sole discretion), no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location and if it has not been obtained, Borrower’s Eligible Inventory at that location shall be subject to the establishment of Reserves acceptable to the Agent in its Permitted Discretion. No Loan Party shall, except in connection with the Compression Acquisition, acquire any interest in real Property unless, with respect to any such Property where any Collateral of the type that is included in the calculation of the Borrowing Base is located, such Loan Party obtains a satisfactory Collateral Access Agreement from any lessor or mortgagee (as applicable) with respect to such location prior to any such Collateral being moved to such location.

6.11                        Deposit Account Control Agreements and Lock Boxes.

(a)                                 The Loan Parties shall (in the case of the Compression Entities, within 90 days after the Closing Date or such later date as the Agent may agree in its sole discretion) (i) provide (with respect to any Loan Parties as of the Closing Date other than the Compression Entities, (x) on or prior to the Closing Date with respect to any Collateral other than Minor Collateral and (y) within 30 days after the Closing Date, or such later date as the Agent may agree in its sole discretion, with respect to Minor Collateral) with respect to each Collateral Deposit Account of the Loan Parties (other than Excluded Deposit Accounts), which Collateral Deposit Accounts are identified on Schedule 6.11, a Deposit

Account Control Agreement duly executed on behalf of the depositary bank holding such Deposit Account, (ii) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Schedule 6.11, which lock boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent and shall be accompanied by an acknowledgment by each bank where a Lock Box is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to the Collection Account (a “Lock Box Agreement”) and (iii) direct all of Payment Account Debtors of each Loan Party to forward payments directly to Lock Boxes subject to Lock Box Agreements.

(b)           The Agent shall have sole access to the Lock Boxes at all times and each Loan Party shall take all actions reasonably necessary to grant the Agent such sole access.  At no time shall any Loan Party remove any item from the Lock Box or from a Collateral Deposit Account without the Agent’s prior written consent.  If a Loan Party should refuse or neglect to notify any Payment Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after notice from the Agent, the Agent shall be entitled to make such notification directly to the applicable Payment Account Debtor.  If notwithstanding the foregoing instructions, a Loan Party receives any proceeds of any Accounts, such Loan Party shall receive such payments as the Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to a Collateral Deposit Account.  All funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by the Loan Party with the Agent (the “Collection Account”).  The Agent shall hold and apply funds received into the Collection Account as provided by the terms of Section 6.11(d).

(c)           Subject to Section 6.11(a), before opening, acquiring or replacing any Collateral Deposit Account, opening any new Deposit Account (other than Excluded Deposit Accounts) or establishing a new Lock Box, each Loan Party shall notify the Agent in writing, of the new Deposit Account or Lock Box, and (b) cause each bank with which a Deposit Account (other than Excluded Deposit Accounts) it acquires is maintained, or with which it seeks to open (i) a  Deposit Account (other than Excluded Deposit Accounts) to enter into a Deposit Account Control Agreement with the Agent, or (ii) a Lock Box to enter into a lock box agreement with the Agent in order to give the Agent “control” (within the meaning of Sections §8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC) of the Lock Box.  In the case of Deposit Accounts or Lock Boxes maintained with any Lender, the terms of such agreement shall be subject to the provisions of this Agreement with respect to setoffs.  In its sole discretion, the Agent may extend the time period for the provision of a Deposit Account Control Agreement with respect to any newly opened Deposit Account or Deposit Account of a newly formed or acquired subsidiary.

(d)           All amounts deposited in the Collection Account shall be deemed received by the Agent in accordance with Section 2.18(b) and shall, after having been credited in immediately available funds to the Collection Account, be applied (and allocated) by Agent in accordance with Section 2.19.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.  All other cash proceeds of the Collateral, which are not required to be applied to the Secured Obligations or deposited into a Deposit Account subject to a Deposit Account Control Agreement, in each case, pursuant to Section 2.15 of the Credit Agreement shall be, at the election of the Borrower, either (a) deposited in a special non-interest bearing cash collateral account with the Agent and held there as security for the Secured

Obligations or (b) otherwise applied by the Loan Parties in any manner not prohibited by this Agreement.

(e)           Notwithstanding anything to the contrary in this Agreement, so long as no Activation Event shall have occurred and is continuing, the relevant Loan Party shall give each depository bank instructions in accordance with the Deposit Account Control Agreement to disburse funds on deposit in the applicable Deposit Account referenced therein as the relevant Loan Party may direct and access such account or the funds therein until such time as an Activation Event shall have occurred; provided that, Agent shall have the sole right to direct the disbursement of funds in such Deposit Account in accordance with the Deposit Account Control Agreement for any period during which an Activation Event has occurred and is continuing. After the conclusion of an Activation Event, if Availability is greater than $70,000,000 for at least thirty (30) consecutive days, the Agent shall give the applicable depository bank instructions to disburse funds on deposit as the relevant Loan Party may direct and to allow the relevant Loan Party to access such Deposit Account or the funds therein until such time as an Activation Event has again occurred.

6.12        Additional Guarantors and Collateral; Further Assurances; Unrestricted Subsidiaries.

6.12.1

(a)           Subject to applicable law, each Loan Party shall (i) cause each of its Significant Domestic Subsidiaries existing on the Closing Date to be a Guarantor under this Agreement and (ii) cause, within thirty (30) days after the date of creation or acquisition thereof (or such later date as the Agent may agree in its sole discretion), each of its Significant Domestic Subsidiaries formed or acquired after the Closing Date to become a party to this Agreement as a Guarantor by executing a Joinder Agreement.

(b)           Each Loan Party shall, within thirty (30) days (or such later date as the Agent may agree in its sole discretion) after the date of creation or acquisition of any new Significant Domestic Subsidiary (including, for the avoidance of doubt, and subject to Section 4.2, the Compression Acquisition), (i) grant Liens to the Agent, for the benefit of the Agent on behalf of the Lenders, pursuant to such documents as the Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Agent may reasonably request to perfect the Liens of the Agent in any Property of such Loan Party which constitutes Collateral and (ii) in connection with the foregoing requirements deliver to the Agent all items of the type required by Sections 4.1(f) (h), (i) and (j) of the Credit Agreement (as applicable and including lien searches and the filing of financing statements, but, with respect to lien searches, in respect of the Compression Entities on the Closing Date limited to the provision of information necessary for the Agent to obtain lien searches). Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

6.12.2     Each Loan Party will cause (within thirty (30) days after acquisition or creation of a new Subsidiary) (i) one-hundred percent (100%) of the issued and outstanding Capital Stock of each of its Significant Domestic Subsidiaries and (ii) sixty-five percent (65%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one-hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in (A) each Foreign Subsidiary and (B)

each FSHCO, in each case directly owned by the Borrower or any Domestic Subsidiary (other than an Excluded Subsidiary) to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request.

6.12.3     Without limiting the foregoing, each Loan Party shall, and shall cause each of the Borrower’s Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and shall take or cause to be taken such actions as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

6.12.4     Unless designated as an Unrestricted Subsidiary in accordance with this Section 6.12.4, each Subsidiary of the Borrower shall be classified as a Restricted Subsidiary. The Borrower may designate by written notification thereof to the Agent any Subsidiary (other than the Borrower or any Significant Domestic Subsidiary under clause (ii) of the definition thereof) as an Unrestricted Subsidiary at any time if (i) prior, and after giving effect, to such designation (including after giving effect to the reclassification of any Investments in, Indebtedness of, and/or Liens on the assets of, such Subsidiary), no Default exists or would immediately result and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the applicable Loan Party’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.18.

6.12.5     If the Borrower desires to designate any Subsidiary which is then an Unrestricted Subsidiary to be a Restricted Subsidiary after the date hereof, the Borrower shall cause such Person to comply with Section 6.12.3, at which time such Subsidiary shall cease to be an “Unrestricted Subsidiary” and shall become a “Restricted Subsidiary” for purposes of this Agreement and the other Loan Documents without any amendment, modification or other supplement to any of the foregoing.

6.12.6     Notwithstanding any provision contained in this Section 6.12, elsewhere in this Agreement or in any Collateral Document or other Loan Document, to the extent any security interest in (a) any assets of the Compression Entities or (b) any Minor Collateral (other than, in each case, to the extent a lien on such assets may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates, except, with respect to the Compression Entities, such stock certificates will only be required to be delivered on the Closing Date to the extent delivered by the Compression Entities (or their parent entities) on or prior to the Closing Date, provided that the Borrower has used commercially reasonable efforts to cause the Compression Entities (or their parent entities) to do so) is not or cannot be provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such assets shall be required to be delivered, provided and/or perfected within (x) ninety (90) days for assets of Compression Entities or (y) thirty (30) days for Minor Collateral, after the Closing Date (or, in either case, such later date as the Agent may agree in its sole discretion).

6.13        Restricted Payments.

(a)           Neither the Borrower nor any Restricted Subsidiary will declare or pay any dividends or make any distributions on its Capital Stock, pay any management fee to any Affiliate, or redeem, repurchase or otherwise acquire any of its Capital Stock at any time outstanding (in each case, other than to the extent payable in or exchangeable for its own common stock or membership units) (collectively, “Restricted Payments”), except that any Subsidiary may declare and pay Restricted Payments to the Borrower, a Wholly-Owned Subsidiary of the Borrower, or on a pro rata basis to the owners of such Subsidiary’s Capital Stock; provided that:

(i)            the Borrower may make Tax Distributions;

(ii)           the Borrower may repurchase any Capital Stock from officers, directors, current and former employees, or other consultants of the Borrower and its Affiliates, so long as the consideration for such purchase is funded solely with the proceeds of recovery on key man insurance policies;

(iii)          the Borrower may make Restricted Payments from the Designated Contribution Amount so long as (A) such amounts have not already been (x) spent or (y) used as a Specified Equity Contribution, (B) no Default or Unmatured Default has occurred and is continuing or would immediately result therefrom, (C) immediately prior to and after giving effect to such Restricted Payment, the  Borrower shall have excess Availability of at least $100,000,000, (D) such Designated Contribution Amount was not contributed to the Borrower more than eighteen (18) months prior to the date such Restricted Payment is made, (E) immediately prior to and after giving effect to such Restricted Payment, the Borrower shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.25, and (F) the Borrower shall have delivered a certificate to the Agent evidencing its compliance with subsections (A), (B), (C), (D) and (E);

(iv)          the Borrower may declare and pay Restricted Payments in connection with a DRIP or the LTIP;

(v)           the Borrower may declare and pay Restricted Payments of reasonable and customary expenses to the Managing General Partner or any appropriate Subsidiary or Affiliate thereof, in each case, as contemplated or permitted by the Partnership Agreement, so long as no Default has occurred hereunder or would immediately result therefrom;

(vi)          the Borrower may declare and pay Restricted Payments of Available Cash in accordance with the Partnership Agreement so long as (A) no Default has occurred or is continuing or would immediately result therefrom, (B) immediately prior to and after giving effect to such Restricted Payment, the Borrower shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.25 and (C) immediately prior to and after giving effect to any such Restricted Payment, the Borrower shall have Availability of at least $100,000,000;

(vii)         the Borrower may declare and pay Restricted Payments in connection with the GP Contribution Transactions;

(viii)        the Borrower may declare and pay Restricted Payments in the form of PIK units issued in connection with the Preferred Equity and Warrants; and

(ix)          to the extent characterized as a distribution, the Borrower may make a payment of the cash component of the purchase price for the Compression Acquisition on the Closing Date.

(b)           No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Restricted Subsidiary of the Borrower to the Borrower.

6.14        Indebtedness. Neither the Borrower nor any Restricted Subsidiary will create, incur or suffer to exist any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness existing on the date hereof and described in Schedule 5.20;

(c)           subject to Section 6.14(n), purchase money Indebtedness incurred in connection with the purchase of any Equipment (other than Compression Units or Inventory); provided that the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such Equipment together with customary fees and expenses incurred in connection with such purchase and such Indebtedness;

(d)           Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in Section 6.14(b) or 6.14(c); provided that (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional Property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e)           Indebtedness owing by any Loan Party to any other Loan Party with respect to intercompany loans; provided that:

(i)            the applicable Loan Parties shall have executed a promissory note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to another Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the Security Agreement as additional Collateral for the Secured Obligations;

(ii)           the Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Agent;

(iii)          the obligations of the Borrower under any such Intercompany Notes shall be subordinated to the Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Agent;

(iv)          at the time any such intercompany loan or advance is made by the Borrower and after giving effect thereto, the Borrower shall be solvent; and

(v)           no Default or Unmatured Default would occur and be continuing immediately after giving effect to any such proposed intercompany loan;

(f)            Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the Reimbursement Obligations, and (iii) consisting of the Guaranty and guarantees of Indebtedness incurred for the benefit of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.14;

(g)           (i) Capitalized Lease Obligations resulting from the exercise of purchase options to which the Compression Entities are party on the Closing Date and (ii) Subject to Section 6.14(n), other Capitalized Lease Obligations;

(h)           Indebtedness arising under Rate Management Transactions that are not speculative and intended to hedge risks in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(i)            (i) Other secured or unsecured Indebtedness issued by the Borrower or any Loan Parties; provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, there would be no Default under this Agreement, (B) the scheduled maturity of such Indebtedness is no earlier than twelve (12) months after the Facility Termination Date in effect on the date such Indebtedness is incurred, (C) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity, (D) the indenture or other agreement governing such Indebtedness shall not contain (x) maintenance financial covenants or (y) other terms and conditions that which taken as a whole are materially more restrictive on the Borrower or any of its Subsidiaries than then available market terms and conditions for comparable issuers and issuances, and (E) if such Indebtedness is secured, any Liens securing such Indebtedness constitute Permitted Liens, (ii) the Senior Notes and (iii) any refinancings, refundings, renewals or extensions thereof; provided that the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of Section 6.14(i)(i); provided that with respect to the Senior Notes, the requirements set forth in the foregoing clauses (A) through (D) shall not apply;

(j)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, provided that immediately before and after such Indebtedness is incurred the outstanding amount of such Indebtedness shall not in the aggregate exceed $15,000,000;

(l)            Indebtedness in respect of bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(m)          Banking Services Obligations; and

(n)           Notwithstanding anything to the contrary in Section 6.14(c) and (g)(ii) the aggregate outstanding debt with respect to purchase money Indebtedness and Capitalized Lease Obligations Indebtedness under Section 6.14(c) and (g)(ii) shall not in the aggregate exceed $50,000,000 outstanding at any one time.

6.15        Line of Business. Neither the Borrower nor any Restricted Subsidiary shall engage in any business that is not a midstream services business or incidental, complementary, reasonably similar or otherwise reasonably related to those lines of business conducted by it on the Closing Date or a reasonable extension, development or expansion thereof or ancillary thereto.

6.16        Merger. Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, except that any Subsidiary of the Borrower may merge with the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that in no event may (a) the Borrower merge with a Subsidiary unless the Borrower is the survivor of such merger or (b) a Loan Party merge with a Subsidiary unless a Loan Party is the survivor of such merger.

6.17        Sale of Assets. Neither the Borrower nor any Restricted Subsidiary will lease, sell or otherwise dispose of its Property (including any sale or disposal of Capital Stock of any Restricted Subsidiary, but excluding any issuance by the Borrower of its own Equity Interests) to any other Person, except:

(a)           sales of Inventory (excluding Compression Units) in the ordinary course of business and leases or rentals of Inventory (including Compression Units) in the ordinary course of business;

(b)           sales of Compression Units which comply with the terms and conditions in subparagraph (i) and (ii) and either subparagraph (iii) or subparagraph (iv) below:

(i)            for any sale of one or more Compression Units pursuant to a single transaction which results in a gross sales price in excess of $15,000,000, or for any sale of one or more Compression Units, individually or in the aggregate for any Fiscal Year, which results in an aggregate gross sales price in such Fiscal Year in excess of $30,000,000, the Net Cash Proceeds must be remitted by or on behalf of the applicable purchaser directly to the Agent for application to the Obligations as set forth herein;

(ii)           in respect of any proposed sale of Compression Units, the Borrower shall have delivered to the Agent a certificate of the president and either the chief financial officer or the controller of the Borrower certifying that (i) the aggregate gross sales price for the Compression Units in any individual transaction, shall not be less than seventy-five percent (75%) of the Net Orderly Liquidation Value for such Compression Units as established by the Current Valuation Report, or such lesser amount as determined by Agent in its Permitted Discretion and (ii) such sale shall be made to a bona fide third party purchaser on an arm’s-length basis;

(iii)          in respect of any proposed sale of Compression Units, no consent shall be required if the Borrower shall have delivered to the Agent a certificate of the president and either the chief financial officer or the controller of the Borrower certifying that the gross sales price for the proposed sale of Compression Units, together with the gross sales price of all prior sales of Compression Units since the Closing Date (less the aggregate amount paid by the Borrower during such period in respect of replacement Compression Units) shall not exceed in the aggregate twenty-five percent (25%) of the total Net Orderly Liquidation Value established in the Current Valuation Report; and

(iv)          in respect of any proposed sale of Compression Units, the Borrower shall obtain the consent of the Agent, which may be given or withheld in its Permitted Discretion, if the gross sale price for the proposed sale of Compression Units, together with the gross sale price of all prior sales of Compression Units since the Closing Date (less the aggregate amount paid by Borrower during such period in respect of replacement Compression Units), exceeds in the aggregate twenty-five percent (25%) of the total Net Orderly Liquidation Value established in the Current Valuation Report.

(c)           the sale or other disposition of Property that is worn-out, obsolete or no longer used or useful in the business of the Borrower and its Restricted Subsidiaries;

(d)           other sales or dispositions of assets having a book value not exceeding $15,000,000 in the aggregate in any Fiscal Year;

(e)           subject to Section 6.21, leases, sales, or other dispositions of Property (i) between or among Loan Parties or (ii) between or among Restricted Subsidiaries that are not Loan Parties;

(f)            Restricted Payments permitted pursuant to Section 6.13;

(g)           the sale or other disposition of assets that are not included in the calculation of the Borrowing Base (other than assets that were previously included in the Borrowing Base and were subsequently excluded therefrom due to a failure to remain eligible, unless at the time of such sale or disposition, the Aggregate Credit Exposure does not exceed the Borrowing Base); and

(h)           dispositions of Unrestricted Subsidiaries.

Any sale of assets permitted by this Section 6.17 other than sales pursuant to subsection (e) shall be free and clear of the Agent’s and the Lenders’ Liens in such assets, and upon Borrower’s certification to the Agent that a sale is permitted by the terms of this Section 6.17, the Agent, on behalf of itself and the other Lenders, shall deliver releases of the Liens of the Agent in such assets to the Borrower concurrently with or promptly following, the consummation of such sale in compliance with the terms and conditions of this Section 6.17.  At any time that (i) Availability is less than $70,000,000 or (ii) a Default has occurred and is continuing, the Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.17 (other than pursuant to Sections 6.17(a), (b)(i), (d), (e), (g) or (h)) received by any Loan Party shall be delivered to the Agent to the extent required by Section 2.15 and applied to the Obligations as set forth therein all without a permanent reduction in the Aggregate Commitment and without prejudice to the Borrower’s rights under Section 2.1.1(a)(i), subject to the terms of this Agreement, to borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date.

6.18        Investments and Acquisitions. Neither the Borrower nor any Restricted Subsidiary will (x) make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (y) become or remain a partner in any partnership or joint venture, or (z) make any Acquisition, except:

(a)           Cash Equivalent Investments, subject to control agreements in favor of the Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;

(b)           Investments by the Borrower and the Restricted Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement to the extent required pursuant to Section 6.12 and (ii) the aggregate amount of Investments by Loan Parties in Unrestricted Subsidiaries (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.18(b) and outstanding Guarantees permitted under the proviso to Section 6.18(d)) shall not exceed $25,000,000 at any time outstanding;

(c)           loans or advances made by any Loan Party to any Subsidiary and made by any Restricted Subsidiary to a Loan Party or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Unrestricted Subsidiaries (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.18(b) and outstanding Guarantees permitted under the proviso to Section 6.18(d)) shall not exceed $25,000,000 at any time outstanding;

(d)           Guarantees constituting Indebtedness permitted by Section 6.14; provided that the aggregate principal amount of Indebtedness of Unrestricted Subsidiaries that is Guaranteed by any Loan Party (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.18(b) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.18(c)) shall not exceed $25,000,000 at any time outstanding;

(e)           other Investments in existence on the Closing Date and described in Schedule 6.18;

(f)            Investments by the Borrower and the Restricted Subsidiaries consisting of routine employee advances in the ordinary course of business, but not to exceed an outstanding amount, at any time, of $2,500,000;

(g)           Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)           Without duplication, Investments made with amounts that would otherwise be available to make Restricted Payments pursuant to Section 6.13(a)(iii) or (vi);

(i)            Permitted Acquisitions; provided that the Agent shall have received a certificate of an Authorized Officer of Borrower certifying as to the satisfaction of the requirements set forth in the definition of “Permitted Acquisition”;

(j)            the Compression Acquisition; and

(k)           the GP Contribution Transactions.

6.19        Liens.

(a)           No Loan Party will create, incur, or suffer to exist any Lien in, of, or on the Property of such Loan Party, except the following (collectively, “Permitted Liens”):

(i)            Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of such Loan Party if such Liens (A) shall not at the time be delinquent or (B) subject to the provisions of Section 6.5, do not secure obligations in excess of $50,000,000, are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party, and a stay of enforcement of such Lien is in effect;

(ii)           Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(iii)          statutory Liens in favor of landlords of real Property leased by such Loan Party; provided that such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real Property;

(iv)          Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds, in each case, in the ordinary course of business;

(v)           utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real Property or interfere with the use thereof in the business of the Borrower and the Restricted Subsidiaries;

(vi)          Liens existing on the Closing Date and described in Schedule 6.19;

(vii)         Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 6.14(d); provided that the Liens evidenced thereby are not increased to cover any additional Property not originally covered thereby;

(viii)        Liens securing purchase money Indebtedness of the Borrower and the Restricted Subsidiaries incurred in connection with the purchase of any Equipment other than Compression Units or Inventory and permitted pursuant to Section 6.14(c); provided that such Liens attach only to the Property which was purchased with the proceeds of such purchase money Indebtedness;

(ix)          Liens securing other Indebtedness of the Borrower and the Restricted Subsidiaries; provided that such Liens shall not attach to any Property of the Borrower or the Restricted Subsidiaries that is of the type of Property included in the Borrowing Base or any of the proceeds, products, substitutions or replacements thereof; and provided, further, that such liens, when granted, shall not (as determined by the Borrower in good faith at such time) encumber property with a fair market value exceeding $10,000,000;

(x)           Liens in favor of the Agent granted pursuant to any Loan Document;

(xi)          the Liens and purchase option of the Superior Parties with respect to the Subject Compressor Packages granted pursuant to the Superior Purchase Option Agreement, it being acknowledged and agreed that the Lien in favor of the Agent, for the benefit of itself and the Lenders, to secure the Secured Obligations with respect to the Subject Compressor Packages shall be subordinated to such Liens and purchase option of the Superior Parties pursuant to the Consent Agreement;

(xii)         Liens on Equity Interests in Unrestricted Subsidiaries securing obligations of such Unrestricted Subsidiaries;

(xiii)        judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(xiv)        licenses and sublicenses (it being understood that any licenses of any intellectual property owned by a Loan Party or a Restricted Subsidiary shall be on a non-exclusive basis) granted by a Loan Party or a Restricted Subsidiary and leases and subleases (by a Loan Party or a Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business and not interfering with the business of the Loan Party or a Restricted Subsidiary;

(xv)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Loan Party or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Loan Party or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Restricted Subsidiary in the ordinary course of business and (iv) encumbering reasonable customary initial deposits and margin deposits;

(xvi)        Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(xvii)       Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any Restricted Subsidiary in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(xviii)      Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements; and

(xix)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums thereof in an amount not to exceed the premiums of such insurance policies.

(b)           Other than as provided in the Loan Documents, no Loan Party will enter into or become subject to any negative pledge or other restriction on the right of such Loan Party to grant Liens to the Agent and the Lenders on any of its Property; provided that any such negative pledge or other restriction entered into in connection with the creation of Indebtedness under Section 6.14(c) or (g) shall be limited to the Property securing such purchase money Indebtedness or Capitalized Lease Obligation.

6.20        Change of Name or Location; Change of Fiscal Year. No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, to the extent such change could adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral; provided that the Borrower may make any such change so long as (x) it gives the Agent notice thereof within thirty (30) days thereafter and (y) it takes any reasonable action requested by the Agent to protect the validity, perfection and priority of the Agent’s security interest in the Collateral; provided further that, notwithstanding the foregoing, any new location for the storage of Collateral shall be located in the continental U.S.  Neither the Borrower nor any Restricted Subsidiary shall change its Fiscal Year.

6.21        Affiliate Transactions. Other than (i) Restricted Payments pursuant to Section 6.13, (ii) performance of the rights and obligations under the Partnership Agreement, Equity Restructuring Agreement, DRIP and the LTIP to the extent not otherwise prohibited by the terms of this Agreement and (iii) as provided in Schedule 6.21, no Loan Party will enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer (including any payment or transfer with respect to any fees or expenses for management services) to, any Affiliate except upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s-length transaction.

6.22        Amendments to Agreements.

(a)           Except in connection with the Acquisition and Equity Transactions, the GP Contribution Transactions, or other transactions not reasonably expected to have a material and adverse effect on the Agent or the Lenders or the interests of the Agent or the Lenders (i) none of the Borrower or any Restricted Subsidiary will or will allow the Managing General Partner, or its other partners to terminate or amend the organizational or governing documents of such Loan Party without the prior written consent of the

Required Lenders, (ii) the Borrower shall cause the Managing General Partner not to terminate or amend the organizational or governing documents of the Managing General Partner without the prior written consent of the Required Lenders, and (iii) no Loan Party will amend the Master Lease Agreement or allow the Master Lease Agreement to be amended in a manner that is adverse to the interests of the Agent or the Lenders without the prior written consent of Agent (such approval not to be unreasonably withheld, conditioned or delayed).

(b)           Neither the Borrower nor any Restricted Subsidiary shall permit the terms of the Preferred Equity and Warrants to be amended in a manner materially adverse to the Agent or the Lenders or the interests of the Agent or the Lenders. It is understood and agreed that, for the purposes of this Section 6.22(b) and without limitation, that any amendment, waiver or other action that results in the following modifications to the terms of the Preferred Equity and Warrants shall be deemed to be materially adverse to the Agent and Lenders and their respective interests: (i) the Preferred Units ceasing to be treated as equity or mezzanine equity under GAAP, (ii) permitting the redemption of Preferred Units at the election of the issuer or holders thereof in a manner not permitted as of the Closing Date or (iii) adding mandatory redemption provisions, event of default, maturity, acceleration or equivalent provisions not in existence as of the Closing Date.

(c)           Notwithstanding the foregoing with respect to any amendment set forth above, the Loan Parties shall provide the Agent with a fully executed copy thereof on the effective date of such amendment regardless of whether the Agent’s consent is required to such amendment pursuant to the Section 6.22.

6.23        Prepayment of Indebtedness; Subordinated Indebtedness.

(a)           Neither the Borrower nor any Restricted Subsidiary shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of the Senior Notes, any Subordinated Indebtedness or any other Indebtedness for borrowed money (“Restricted Indebtedness”) other than (i) prepayments made with the net cash proceeds of any Capital Stock (other than Disqualified Stock) or Indebtedness permitted to be incurred pursuant to Section 6.14, (ii) the conversion or exchange of Restricted Indebtedness into Capital Stock (other than Disqualified Stock) or Indebtedness permitted to be incurred pursuant to Section 6.14, and (iii) prepayments so long as immediately prior to and after giving effect to such redemption, prepayment or defeasement, (A) no Default has occurred and is continuing or would immediately result therefrom, (B) the Borrower shall be in pro forma compliance with the financial covenants set forth herein, and (C) the Borrower shall have excess Availability of at least $100,000,000.

(b)           No Loan Party shall amend or modify the indenture, note or other agreement evidencing or governing the Senior Notes, any Subordinated Indebtedness or other Material Indebtedness for borrowed money if the effect of such amendment or modification would shorten the final maturity of such Indebtedness to sooner than six (6) months after the Facility Termination Date then in effect or such amendment or modification would materially adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same.

6.24        [Reserved].

6.25        Financial Covenants.

6.25.1     Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio on a consolidated basis determined as of the last day of each Fiscal Quarter to be less than 2.5 to 1.0.

6.25.2     Leverage Ratio. The Borrower will not permit the Leverage Ratio on a consolidated basis, determined as of the last day of each Fiscal Quarter to be greater than the ratio set forth in the table below for the corresponding Fiscal Quarter; provided that if a Specified Acquisition occurs during any Fiscal Quarter commencing with the Fiscal Quarter ended June 30, 2019, the Borrower may increase its applicable Leverage Ratio threshold set forth below by 0.50 for the Fiscal Quarter in which such Specified Acquisition occurs and the two (2) immediately succeeding Fiscal Quarters.

Fiscal Quarter Ending	Leverage Ratio
March 31, 2018	5.75 to 1.0
June 30, 2018	5.75 to 1.0
September 30, 2018	5.75 to 1.0
December 31, 2018	5.75 to 1.0
March 31, 2019	5.75 to 1.0
June 30, 2019	5.50 to 1.0
September 30, 2019	5.50 to 1.0
December 31, 2019	5.50 to 1.0
March 31, 2020, and each Fiscal Quarter thereafter	5.00 to 1.0

6.25.3     Equity Cure. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining compliance with the financial covenants set forth in this Section 6.25 and not for any other purpose, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Agent) made by the Permitted Investors to the Borrower after the beginning of the relevant Fiscal Quarter on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter pursuant to Section 6.1 will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the Interest Coverage Ratio and Leverage Ratio at the end of such Fiscal Quarter and applicable subsequent periods which include such Fiscal Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four (4) consecutive Fiscal Quarter periods, there shall be at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than four (4) Specified Equity Contributions prior to the Facility Termination Date, and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Interest Coverage Ratio and Leverage Ratio; provided that notwithstanding the foregoing, until the cash from such Specified Equity Contribution is received by the Borrower, there shall be no additional Advances made and no additional Letters of Credit shall be issued under this Agreement.

6.25.4     Effect of Senior Notes. For the purposes of compliance with Sections 6.25.1 and 6.25.2 in connection with the fiscal quarter ended March 31, 2018, it is understood and agreed that the Senior Notes shall not constitute Indebtedness (and any interest accrued on the Senior Notes shall be excluded from the Interest Expense) so long as the net cash proceeds of the Senior Notes are held in a segregated account of the Borrower.

6.26        Depository Banks. Each Loan Party shall maintain the Agent as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts (other than Excluded Deposit Accounts) for the conduct of its business; provided that the foregoing shall not apply to the Compression Entities until the 90th day after the Closing Date or such later date as the Agent may agree in its sole discretion.

6.27        Sale of Accounts. Neither the Borrower nor any Restricted Subsidiary will sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse; provided, however, that a the Borrower and its Restricted Subsidiaries may assign delinquent notes and accounts receivable for collection purposes on customary terms.

6.28        Master Service Agreement and Related Contracts. Other than (x) the contracts for the provision of compression services that are subject to the Superior Purchase Option Agreement and (y) contracts of the Compression Entities in effect as of the Closing Date, the Borrower and its Restricted Subsidiaries shall not enter into any contract in the ordinary course of its business for the provision of compression services by the Borrower and its Restricted Subsidiaries to a customer in which a Compression Unit is utilized except for such contracts that (i) provide the Agent with access and other rights satisfactory to it with respect to any Collateral subject to such contract, (ii) permit such contract to be assigned to the Agent by the Borrower or such Restricted Subsidiary subject to customary notice and/or consent requirements, (iii) do not permit such contract to be voluntarily terminated by the customer solely as a result of a change of control of the Borrower or such Restricted Subsidiary, and (iv) would not, either individually or in connection with other contracts of the Borrower or such Restricted Subsidiary, result in the Borrower failing to qualify as a master limited partnership under Section 7704 of the Code; provided that the Borrower and its Restricted Subsidiaries may enter into contracts in the ordinary course of their respective businesses for the provision of compression services by the Borrower and its Restricted Subsidiaries to a customer in which a Compression Unit not included in the Borrowing Base is utilized without complying with clauses (i), (ii) and (iii) of this Section 6.28 if, prior to the execution and delivery of such contract, the Borrower or such Restricted Subsidiary has made commercially reasonable efforts to include provisions in such contract that would cause it to comply with clauses (i), (ii) and (iii) of this Section 6.28.

6.29        Sanctions Laws and Regulations. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that each other Loan Party and each of their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or their Affiliates.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

(a)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary to any Lender or the Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate delivered in connection with any of the foregoing shall be materially false on the date as of which made;

(b)           nonpayment (i) when due (whether upon demand or otherwise) of any principal or Reimbursement Obligation owing under any of the Loan Document or (ii) within three (3) Business Days of when due (whether upon demand or otherwise) of any interest, fee or other obligation (except those set forth in clause (i) above) owing under any of the Loan Documents;

(c)           the breach by the Borrower or any Restricted Subsidiary of any of the terms or provisions of Section 6.2, 6.3(a), 6.4(a), 6.6, 6.11(a), 6.13 through 6.19, 6.22(a) and (b), 6.23, and 6.25 through 6.27 (in the case of Sections 6.25.1 and 6.25.2, subject to Section 6.25.3);

(d)           the breach by the Borrower or any Restricted Subsidiary (other than a breach which constitutes a Default under another subsection of this Article VII) of any other Section of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of such breach or written notice from the Agent or any Lender;

(e)           a default or breach occurs under any term, provision or condition contained in any Material Indebtedness Agreement of the Borrower or any Restricted Subsidiary, the effect of which default or breach is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or the Borrower or any Restricted Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due;

(f)            the Borrower or any Restricted Subsidiary or the Managing General Partner shall (i) have an order for relief entered with respect to it under the Bankruptcy Code as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property that constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Code as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this subsection (f), or (vi) fail to contest in good faith any appointment or proceeding described in subsection (g);

(g)           a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Restricted Subsidiary or the Managing General Partner or any portion of its Property that constitutes a Substantial Portion, or a proceeding described in subsection (f)(iv) of Article VII shall be instituted against any Loan Party or the Managing General Partner and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days;

(h)           any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower or any Restricted Subsidiary which, when taken together with all other Property of the Borrower or any Restricted Subsidiary so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

(i)            any loss, theft, damage or destruction of any item or items of Collateral or other property of the Borrower or any Restricted Subsidiary occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(j)            any Loan Party shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)           any Change in Control shall occur;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)          the Borrower or any Restricted Subsidiary shall (i) be the subject of any proceeding or investigation for a claim pertaining to the release by such Person or any other Person of any toxic or hazardous waste or substance into the environment or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii) could reasonably be expected to have a Material Adverse Effect;

(n)           the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

(o)           except as otherwise permitted under this Agreement, any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower or any Restricted Subsidiary shall fail to comply with any of the terms or provisions of any Collateral Document;

(p)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q)           any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any Property of such Loan Party having a fair market value in excess of $50,000,000.

ARTICLE VIII
REMEDIES; WAIVERS AND AMENDMENTS

8.1          Remedies.

(a)           If any Default occurs, the Agent may in its discretion (and at the written request of the Required Lenders, shall) (i) reduce the Aggregate Commitment or the Commitment, (ii) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, (iii) declare all or any portion of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, (iv) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, the Agent may either (A) make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount, in immediately available funds (which funds shall be held in the Facility LC Collateral Account), equal to one-hundred three percent (103%) of the Collateral Shortfall Amount or (B) deliver a Supporting Letter of Credit as required by Section 2.1.2(l), whichever the Agent may specify in its sole discretion, (v) increase the rate of interest applicable to the Loans and the LC Fees as set forth in this Agreement, and (vi) exercise any rights and remedies provided to the Agent or any Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

(b)           If any Default described in subsections (f) or (g) of Article VII occurs with respect to any Loan Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and all Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Loan Parties will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount equal to one-hundred three percent (103%) of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)           If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in subsections (f) or (g) of Article VII with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind such acceleration and/or termination.

(d)           If at any time while any Default is continuing the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will forthwith upon such demand and without any further notice or act pay, to the Agent an amount equal to one-hundred three percent (103%) of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. The Borrower hereby pledges, assigns, and grants to the Agent, on behalf of and for the benefit of the Agent, the Lenders, and the LC Issuer, a security interest in all of the Borrower’ right, title, and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.

(e)           At any time while any Default is continuing the Agent may at any time, or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(f)            At any time while any Default is continuing neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full in cash and the Aggregate Commitment has been irrevocably terminated any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

8.2          Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable law each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

8.3          Amendments.

(a)           Subject to the provisions of this Section 8.3, no amendment, waiver or modification of any other provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Loan Parties and then, in each such case, any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Notwithstanding Section 8.3(a), no amendment, waiver, or other modification with respect to this Agreement shall, without the consent of each Lender adversely affected thereby:

(i)            extend the final maturity of any Loan to a date after the Facility Termination Date;

(ii)           (A) postpone any regularly scheduled payment of principal of any Loan or (B) reduce or forgive all or any portion of the principal amount of any Loan or any Reimbursement Obligation;

(iii)          reduce the rate or extend the time of payment of interest or fees payable to the Lenders pursuant to any Loan Document (except that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii));

(iv)          amend the definition of Required Lenders;

(v)           extend the Facility Termination Date;

(vi)          increase the amount of the Aggregate Commitment (other than pursuant to Section 2.1.1(ii)) or the Commitment of any Lender hereunder (other than pursuant to Section 12.3);

(vii)         increase the advance rates set forth in the definition of Borrowing Base;

(viii)        amend Section 2.19 or any related definitions or provisions, including Section 11.2, in a manner that would alter the ratable apportionment of or order of application of payments required thereby;

(ix)          amend this Section 8.3 or Section 10.15;

(x)           release any guarantor from the Guaranteed Obligations, except as provided in Section 10.15 or as otherwise permitted herein or in the other Loan Documents;

(xi)          except as provided in Section 10.15 or any Collateral Document, release all or substantially all of the Collateral; or

(xii)         permit any Loan Party to assign its rights or obligations under the Loan Documents.

(c)           No amendment of any provision of this Agreement relating to the Agent or to the Protective Advances shall be effective without the written consent of the Agent. No amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision relating to the Swingline Lender shall be effective without the written consent of the Swingline Lender. The Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 12.3 and (ii) waive payment of the fee required under Section 12.3(c).

(d)           If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of each Lender adversely affected thereby, the consent of the Required Lenders is obtained, but the consent of each such Lender is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then so long as the Agent is not a Non-Consenting Lender, the Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement: (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, (A) to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement, (B) to become a Lender for all purposes under this Agreement, (C) to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (D) to comply with the requirements of Section 12.3 applicable to assignments; and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees, and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination including payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5 and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

8.4                               Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer, and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Survival of Representations. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.

9.2                               Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3                               Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Agent, the LC Issuer, and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Agent, the LC Issuer, and the Lenders relating to the subject matter thereof, all of which Loan Documents shall survive and remain in full force and effect during the term of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.4                               Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other lender (except to the extent to which the Agent is authorized to act as administrative agent for the Lenders hereunder). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.5, 9.8 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.5                               Expenses; Indemnification.

(a)                                 Expenses. The Borrower shall reimburse the Agent and the Arrangers for any costs, internal charges, and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet or through the Platform), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arrangers, the LC Issuer, and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the LC Issuer, and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the LC Issuer, or the Lenders) paid or incurred by the Agent, the Arrangers, the LC Issuer, or any Lender in connection with the collection and enforcement of the Loan Documents (including in connection with restructuring the Loans so long as the Lenders shall not have collectively more than one legal counsel in addition to the Agent’s legal counsel). Expenses being reimbursed by the Borrower under this Section 9.5 include costs and expenses incurred in connection with:

(i)                                     appraisals of all or any portion of the Collateral, including each parcel of real Property or interest in real Property described in any Collateral Document, which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions (including travel, lodging, meals and other out of pocket expenses); provided, however, that as long as no Default or Unmatured Default exists and is continuing, and subject to Section 6.9 hereto, no more than one (1) such appraisal per year shall be at the expense of the Borrower;

(ii)                                  field examinations and audits and the preparation of Reports at the Agent’s then customary charge (such charge is currently $1,000 per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit) plus travel, lodging, meals, and other out of pocket expenses; provided, however, that as long as no Default or Unmatured Default exists and is continuing, no more than one (1) such field examination per year shall be performed;

(iii)                               any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(iv)                              lien and title searches;

(v)                                 taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of the Agreement);

(vi)                              sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(vii)                           any litigation, contest, dispute, proceeding or action (whether instituted by Agent, the LC Issuer, any Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby; and

(viii)                        costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Funding Account and lock boxes, and costs and expenses of preserving and protecting the Collateral.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing may be deducted from the Funding Account or any other deposit account of Borrower maintained with the Agent, as further described in Section 2.18(b).

(b)                                 Indemnification. The Borrower hereby further agrees to indemnify the Agent, the Arrangers, the LC Issuer, each Lender, their respective Affiliates, and each of their directors, officers, and employees against all losses, claims, damages, penalties, judgments, liabilities, and expenses (including all expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, the LC Issuer, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.5 shall survive the termination of this Agreement. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER, AND THE BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY REGARDLESS OF WHETHER THE CLAIM WAS ASSERTED BY ANY LOAN PARTY OR ANY OTHER THIRD-PARTY. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.6                               Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.7                               Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.8                               Nonliability of Lenders. The relationship between any Loan Party on the one hand and the Lenders, the LC Issuer, and the Agent on the other hand shall be solely that of debtor and creditor. Neither the Agent, the Arrangers, the LC Issuer, nor any Lender shall have any fiduciary responsibilities to any Loan Party. Neither the Agent, the Arrangers, the LC Issuer, nor any Lender undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Agent, the Arrangers, the LC Issuer, nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract, or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arrangers, the LC Issuer, any Lender, nor the Borrower and its Subsidiaries shall have any liability with respect to, and each such Person hereby waives, releases, and agrees not to sue for, any special, indirect, consequential, or punitive damages suffered by such Person in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an indemnified Person specified in Section 9.5(b) to a third party). Each Loan Party hereby acknowledges that each of the Agent, the LC Issuer, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from (or may conflict with) those of such Loan Party and its Affiliates, and none of the Agent, the LC Issuer, any Lender, or any of their respective Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates.

9.9                               Confidentiality. Each of the Agent, the LC Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, such Person shall, except with respect to any audit or examination conducted by bank regulatory authorities, (i) to the extent permitted by applicable law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (c) to the extent required by any applicable law or by any subpoena or similar legal process, in which case, such Person shall, except with respect to any audit or examination conducted by bank regulatory authorities, (i) to the extent permitted by applicable law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the LC Issuer or any Lender on a non-confidential basis from a source other than the Borrower; provided that such Person, after reasonable investigation, has no knowledge that such non-confidential source is not subject to confidentiality obligations owing to the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH OF THE AGENT, EACH ARRANGER, THE LC ISSUER, AND EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.9 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES, THEIR AFFILIATES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

9.10                        Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that JPMorgan Chase Bank, N.A. and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

9.11                        Patriot Act Notice. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower’s name, residential address, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower’s name, employer identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

9.12                        Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance

Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Collateral” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.

9.13                        Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X
THE AGENT

10.1                        Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code, and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. The provisions of this Article are solely for the benefit of the

Agent and the Lenders (including the Swingline Lender and the LC Issuer), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.

10.2                        Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3                        General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4                        No Responsibility for Credit Extensions, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made by any Person other than Agent in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of any Loan Party, any Guarantor or any Affiliate of any Loan Party.

10.5                        Action on Instructions of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6                        Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by the Agent or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7                        Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in

Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8                        Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent other than Rate Management Obligations and Banking Services Obligations is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9                        Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders; provided that the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct.

10.10                 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party in which such Loan Party is not restricted hereby from engaging with any other Person, all as if JPMorgan Chase Bank, N.A. were not the Agent and without any duty to account therefor to the Lenders. JPMorgan Chase Bank, N.A. and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. The Agent in its individual capacity, is not obligated to remain a Lender.

10.11                 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document, credit information or other information expressly required to be furnished to the Lenders by the Agent or Arrangers hereunder, neither the Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Agent or Arrangers (whether or not in their respective capacity as Agent or Arrangers) or any of their Affiliates.

10.12                 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement means the prime rate, base rate or other analogous rate of the new Agent.

10.13                 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.14                 Execution of Loan Documents. The Lenders hereby empower and authorize the Agent, on behalf of the Agent and the Lenders, to execute and deliver to the Loan Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Agent or the Required Lenders or (to the extent required hereunder, all Lenders) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders or (to the extent required hereunder, all Lenders) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

10.15                 Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Loan Parties on any Collateral and to release any Guarantor from the Guaranteed Obligations: (i) upon Payment in Full; (ii) to the extent such Collateral or Guarantor constitutes Property being sold or disposed of if the Loan Party disposing of such Property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) to the extent such Collateral constitutes Property in which no Loan Party has at any time during the term of this Agreement owned any interest; (iv) to the extent such Collateral constitutes property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent such Collateral is owned by or leased to an Loan Party which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, in either case, entered into by such Loan Party pursuant to Section 6.14(c) or Section 6.14(g); or (vi) to the extent required to effect any sale or other disposition of such Collateral or Guarantor in connection with any exercise of remedies of the Agent and the Lenders pursuant to Section 8.1. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any Liens upon particular types or items of Collateral and to release a particular Guarantor from the Guaranteed Obligations pursuant to this Section 10.15. Except as provided in the preceding sentence, the Agent will not release any Liens on Collateral or any Guarantor from the Guaranteed Obligations except in accordance with Section 8.3; provided that the Agent may in its discretion, release its Liens on Collateral and/or release Guarantors from the Guaranteed Obligations valued in the aggregate not in excess of $15,000,000 during any calendar year without the prior written authorization of the Lenders.

(b)                                 Upon receipt by the Agent of any authorization required pursuant to Section 10.15(a) from the Required Lenders of the Agent’s authority to release any Liens upon particular types or items of Collateral or release a particular Guarantor from the Guaranteed Obligations, and upon at least five (5) Business Days prior written request by the Loan Parties, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of its Liens upon such Collateral and/or the release of such Guarantor from the Guaranteed Obligations; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens or such Guarantor without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens upon or obligations of the Loan Parties in respect of (other than those expressly being released) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                                  The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

(d)                                 Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Agent; (b) such Lender expressly agrees and acknowledges that neither JPMorgan Chase Bank, N.A. nor the Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, JPMorgan Chase Bank, N.A., or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that JPMorgan Chase Bank, N.A. undertakes no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither JPMorgan Chase Bank, N.A. nor the Agent shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Agent or JPMorgan Chase Bank, N.A., (iii) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations, and (iv) to pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.16                 Arrangers, Syndication Agent, Senior Managing Agent, etc. None of the Arrangers, Syndication Agents nor Senior Managing Agents in their respective capacities as such shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Arrangers, each Syndication Agent and each Senior Managing Agent in their respective capacities as such as it makes with respect to the Agent in Section 10.11.

10.17                 Flood Laws. The Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders regarding flood insurance, including the National Flood Insurance Reform Act of 1994, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and related legislation (the “Flood Laws”). The Agent, as administrative agent or collateral agent on a syndicated facility, will post on the Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, the Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.18                 Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, the Agent and the Arrangers and their respective Affiliates (the “Relevant Parties”), that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)                                 In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that :

(i)                                     none of the Relevant Parties is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, or any of the other Loan Documents);

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time;

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments, the Letters of Credit and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                                 no fee or other compensation is being paid directly to any Relevant Party for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  Each of the Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 10.18, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1                        Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

11.2                        Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to respective Pro Rata Share of the Aggregate Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1                        Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Loan Parties shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

12.2                        Participations.

(a)                                 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) other than an Ineligible Institution participating interests in any Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(b)                                 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

(c)                                  Benefit of Certain Provisions. Each Loan Party agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless (A) the sale of such interest to such Participant is made with the prior written consent of the Borrower or (B) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and (ii) any Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3                        Assignments.

(a)                                 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) other than an Ineligible Institution all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit F or, to the extent applicable, an agreement incorporating the form of Exhibit F by reference pursuant to the Platform as to which the Agent and the parties to such agreement are participants (an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Credit Extensions of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Credit Extensions (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)                                 Consents. The consent of the Borrower (which shall not be unreasonably withheld or delayed, and Borrower shall be deemed to have consented unless it shall object by written notice to the Agent within thirty (30) Business Days after having received notice thereof ) shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender, or an Approved Fund; provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender, or an Approved Fund. The consent of the LC Issuer and Swingline Lender shall be required prior to an assignment of a Commitment becoming effective unless the Purchaser is a Lender with a Commitment. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)                                  Effect; Effective Date. Upon (i) delivery to the Agent of a duly executed Assignment Agreement, together with any consents required by Sections 12.3(a) and 12.3(b) and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such Assignment Agreement shall become effective on the effective date specified by the Agent in such Assignment Agreement. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such Assignment Agreement, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)                                 Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4                        Dissemination of Information. Each Loan Party authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.9.

12.5                        Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6                        Assignment by LC Issuer. Notwithstanding anything contained herein, if at any time JPMorgan Chase Bank, N.A. assigns all of its Commitment and Revolving Loans pursuant to Section 12.3, JPMorgan Chase Bank, N.A. may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as LC Issuer. In the event of any such resignation as LC Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer (other than Merrill Lynch Capital and Goldman Sachs or any of their Affiliates) hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A. as LC Issuer. If JPMorgan Chase Bank, N.A. resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to the Facility LCs outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.1.2(d)).

12.7                        Assignment by Swingline Lender. Notwithstanding anything contained herein, if at any time JPMorgan Chase Bank, N.A. assigns all of its Commitment and Revolving Loans pursuant to Section 12.3, JPMorgan Chase Bank, N.A. may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Swingline Lender. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender (other than Merrill Lynch Capital) hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A. as Swingline Lender. If JPMorgan Chase Bank, N.A. resigns as Swingline Lender, it shall retain all the rights and obligations of the Swingline Lender hereunder with respect to the Swingline Loans outstanding as of the effective date of its resignation as Swingline Lender and all Swingline Loans with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.1.3).

ARTICLE XIII
NOTICES

13.1                        Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to any Loan Party, at its address or telecopier number set forth on the signature page hereof;

(ii)                                  if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)                               if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv)                              if to the Swingline Lender, at its address or telecopier number set forth on the signature page hereof;

(v)                                 if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1 (b), shall be effective as provided in said Section 13.1 (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent; provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Loan Party may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications. Notwithstanding the foregoing, in every instance, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(d) to the Agent.

Unless the Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

13.2                        Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Loan Parties, the Agent, the LC Issuer, and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV
GUARANTY

15.1                        Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and as primary obligor and not merely as surety absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration, or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, the LC Issuer, and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor, or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Rate Management Obligations of such Guarantor for purposes of determining any obligations of any Guarantor). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

15.2                        Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Agent, the LC Issuer, or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

15.3                        No Discharge or Diminishment of Guaranty.

(a)                                 Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:

(i)                                     any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

(ii)                                  any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iii)                               any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

(iv)                              the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, the Agent, the LC Issuer, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)            the failure of the Agent, the LC Issuer, or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)           any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(iii)          any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iv)          any action or failure to act by the Agent, the LC Issuer, or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or

(v)           any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

15.4        Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against the Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.

15.5        Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution, or indemnification that it has against the Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agent, the LC Issuer, and the Lenders.

15.6        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the LC Issuer and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

15.7        Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Agent, the LC Issuer, nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

15.8        Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Guaranty until five (5) days after it receives written notice of termination from any Guarantor.  Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

15.9        Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Agent, Lender, or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

15.10      Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant

Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

15.11      Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Portion” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XV, each Non-Paying Guarantor’s “Pro Rata Portion” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agent, the LC Issuer, the Lenders, and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

15.12      Lending Installations. The Guaranteed Obligations may be booked at any Lending Installation. All terms of this Guaranty apply to and may be enforced by or on behalf of any Lending Installation.

15.13      Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XV is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the LC Issuer, and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15.14      Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article XV in respect of a Rate Management Obligation owing to one or more Lenders or their respective Affiliates (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 15.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.14 or otherwise under this Article XV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 15.14 shall remain in full force and effect until the termination of all Rate Management Obligation owing to one or more Lenders or their respective Affiliates. Each Qualified ECP Guarantor intends that this Section 15.14 constitute, and this Section 15.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1        CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16.2        CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS.  EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER, OR ANY LENDER HAS TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

16.3        WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT, THE LC ISSUER, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

16.4        CONSENT TO SERVICE OF PROCESS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN ARTICLE XIII.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

ARTICLE XVII
MISCELLANEOUS

17.1        AMENDMENT AND RESTATEMENT. This Agreement is an amendment and restatement of the Original Credit Agreement. All obligations under the Original Credit Agreement and all Liens securing payment of obligations under the Original Credit Agreement shall in all respects be continuing and this Agreement does not in any way constitute a novation of the Original Credit Agreement or a repaying and reborrowing of the obligations under the Original Credit Agreement, but it is an amendment and restatement of the Original Credit Agreement. This Agreement shall supersede the Original Credit Agreement. From and after the Closing Date, this Agreement shall govern the terms of the obligations under the Original Credit Agreement.

17.2        EXITING LENDERS. The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Commitments and to, among other things, add each institution party hereto as a Lender that was not a Lender immediately prior to the Closing Date as “Lenders” under the Credit Agreement (each a “New Lender”) and UBS AG, Stamford Branch, Goldman Sachs Bank USA, Comerica Bank, and Capital One, National Association (each an “Exiting Lender”) have each decided to exit the Credit Agreement.  The Administrative Agent and the Borrower hereby consent to such reallocation and the Lenders’ and Exiting Lenders’ assignments of their Commitments, including assignments to the New Lenders. On the Closing Date and after giving effect to such reallocations, the Commitment of each Lender shall be as set forth on Schedule A to the Credit Agreement which supersedes and replaces any prior Schedule A to the Credit Agreement.  With respect to such reallocation, each Lender shall be deemed to have acquired the Commitment allocated to it from each of the other Lenders and the Exiting Lenders pursuant to the terms of the Assignment Agreement attached as Exhibit F to the Credit Agreement as if each such Lender and Exiting Lenders had executed an Assignment Agreement with respect to such allocation.  In connection with this assignment and for purposes of this assignment only, the Lenders, the New Lenders, the Exiting Lenders, the Administrative Agent and the Borrower waive the processing and recordation fee under Section 12.3(c) of the Credit Agreement.

***

[Signature pages follow.]

IN WITNESS WHEREOF, the Borrower, Guarantors, the Lenders, the LC Issuer, and the Agent have executed this Agreement as of the date first above written.

BORROWER:

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:	USA Compression GP, LLC,
its General Partner

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

GUARANTORS:

USAC OPCO 2, LLC,
a Texas limited liability company

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

USAC LEASING 2, LLC,
a Texas limited liability company

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

USA COMPRESSION PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

[Signature page to Sixth Amended and Restated Credit Agreement]

USAC LEASING, LLC,
a Delaware limited liability company

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

USA COMPRESSION FINANCE CORP.,
a Delaware corporation

By:	/s/ Eric D. Long
Name: Eric D. Long
Title: President and Chief Executive Officer

CDM RESOURCE MANAGEMENT LLC,
a Delaware limited liability company

By:	/s/ Eric D. Long
Name: Eric D. Long
Title: President and Chief Executive Officer

CDM ENVIRONMENTAL & TECHNICAL SERVICES LLC,
a Delaware limited liability company

By:	/s/ Eric D. Long
Name: Eric D. Long
Title: President and Chief Executive Officer

NOTICE ADDRESS FOR GUARANTOR AND BORROWER:

c/o Eric D. Long
Chief Executive Officer
USA Compression Partners, LLC
100 Congress Avenue, Suite 450
Austin, Texas 78701
Telephone: (512) 473-2662
Fax: (512) 473-2616

[Signature page to Sixth Amended and Restated Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A.,
as Agent, Lender, LC Issuer and Swingline Lender

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

NOTICE ADDRESS FOR AGENT, LC ISSUER AND SWINGLINE LENDER

c/o Portfolio Manager
JPMorgan Chase Bank
712 Main St, 5th Floor South
Houston, Texas 77002
Telephone: (713) 216-0157
Fax: (713) 216-8870

[Signature page to Sixth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ Dennis M. Hansen
Name:	Dennis M. Hansen
Title:	Managing Director

[Signature page to Sixth Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ R. Sean Snipes
Name:	R. Sean Snipes
Title:	Managing Director

[Signature page to Sixth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

[Signature page to Sixth Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A.
as a Lender

By:	/s/ Timothy P. Gebauer
Name:	Timothy P. Gebauer
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Nadia Mitevska
Name:	Nadia Mitevska
Title:	Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Dan Clubb
Name:	Dan Clubb
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA,
HOUSTON BRANCH
as a Lender

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brad Miller
Name:	Brad Miller
Title:	Assistant Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

BMO HARRIS BANK, N.A.
as a Lender

By:	/s/ Mike Ehlert
Name:	Mike Ehlert
Title:	Managing Director

[Signature page to Sixth Amended and Restated Credit Agreement]

Caterpillar Financial Services Corporation,
as a Lender

By:	/s/ Adam Brown
Name:	Adam Brown
Title:	Credit Manager

[Signature page to Sixth Amended and Restated Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:	/s/ Paul Vitti
Name:	Paul Vitti
Title:	Managing Director

[Signature page to Sixth Amended and Restated Credit Agreement]

Natixis, New York Branch,
as a Lender

By:	/s/ Khallil S. Benzine
Name:	Khallil S. Benzine
Title:	Executive Director

By:	/s/ Jarrett C. Price
Name:	Jarrett C. Price
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

NYCB SPECIALTY FINANCE COMPANY, LLC,
a wholly owned subsidiary of New York Community Bank,
as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature page to Sixth Amended and Restated Credit Agreement]

CIT BANK, N.A.,
as a Lender

By:	/s/ Michael A. Robinson
Name:	Michael A. Robinson
Title:	Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ John E. Lucas
Name:	John E. Lucas
Title:	Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
as a Lender

By:	/s/ Roderick L. Roberts
Name:	Roderick L. Roberts
Title:	Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY,
as a Lender

By:	PGIM, Inc.,
as investment manager

	By:	/s/ Roderick L. Roberts
	Name:	Roderick L. Roberts
	Title:	Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

Siemens Financial Services, Inc.,
as a Lender

By:	/s/ Michael L. Zion
Name:	Michael L. Zion
Title:	Vice President
Siemens Financial Services, Inc.

By:	/s/ Sonia Vargas
Name:	Sonia Vargas
Title:	Sr. Loan Closer

[Signature page to Sixth Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ Douglas S. Marron
Name:	Douglas S. Marron
Title:	Senior Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

WEBSTER BUSINESS CREDIT CORPORATION,
as a Lender

By:	/s/ Harvey Winter
Name:	Harvey Winter
Title:	Senior Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

Woodforest National Bank,
as a Lender

By:	/s/ Timothy Hanchett
Name:	Timothy Hanchett
Title:	Senior Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA
as an Exiting Lender

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

[Signature page to Sixth Amended and Restated Credit Agreement]

COMERICA BANK
as an Exiting Lender

By:	/s/ David Balderach
Name:	David Balderach
Title:	Senior Vice President

[Signature page to Sixth Amended and Restated Credit Agreement]

CAPITAL ONE BUSINESS CREDIT CORP.
as an Exiting Lender

By:	/s/ Julianne Low
Name:	Julianne Low
Title:	Senior Director

[Signature page to Sixth Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH
as an Exiting Lender

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

[Signature page to Sixth Amended and Restated Credit Agreement]

EXHIBIT A

[FORM OF] EURODOLLAR BORROWING NOTICE

Date:                    , 20

To:                             [JPMorgan Chase Bank, N.A.], as Agent for the Lenders

This Borrowing Notice is furnished pursuant to Section 2.1.1(b) of that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as an LC Issuer and as Agent (as each term is defined therein). Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby notifies the Agent of its request for the following Eurodollar Advance:

1.                                      Borrowing Date of Eurodollar Advance (must be a Business Day)(1):

2.                                      Aggregate Amount of the Eurodollar Advance: $

3.                                      Duration of Interest Period:

One Month

Two Months

Three Months

Six Months

The Borrower hereby represents that, as of the date of this Borrowing Notice:

(a)                                 There exists no Default or Unmatured Default and no Default or Unmatured Default shall immediately result from this Credit Extension.

(b)                                 The representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects, except to the extent (i) any such representation or warranty is stated to relate solely to an earlier date or (ii) any such representation or warranty is subject to a materiality qualifier, in which case, it is true and correct in all respects.

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

(1) The Eurodollar Borrowing Notice to be submitted no later than at 12:00 noon (Chicago time) on a day that is three (3) Business Days before the Borrowing Date.

EXHIBIT B

[FORM OF] CONVERSION/CONTINUATION NOTICE

Date:                   , 20

To:                             [JPMorgan Chase Bank, N.A.], as Agent for the Lenders

This Conversion/Continuation Notice is furnished pursuant to Section 2.7 of that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA Compression Partners, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as an LC Issuer and as Agent (as each term is defined therein). Unless otherwise defined herein, capitalized terms used in this Conversion/Continuation Notice have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby notifies(1) the Agent of its request to [SELECT ONE]:

1.                                      convert the Floating Rate Advance in the amount of $          into a Eurodollar Advance described below:

(a)                                 Date of conversion (must be a Business Day):

(b)                                 The duration of the Interest Period applicable thereto:

                    month(s)(2)

2.                                      continue the Eurodollar Advance described below:

(a)                                 Date of continuation (must be a Business Day):

(b)                                 Aggregate Amount of Advance: $

(c)                                  The duration of the Interest Period applicable thereto:

                    month(s)(2)

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

(1)  The Conversion/Continuation Notice to be submitted no later than at 1:00 pm (Chicago time) on a day that is three (3) Business Days before the date of requested conversion and continuation.

(2)  The Borrower may select an Interest Period of one, two, three and six months.

Exhibit B-1

EXHIBIT C

[FORM OF] REVOLVING NOTE

[Date]

USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Borrower”) promises to pay to [                      ] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A. (the “Agent”), as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans and Reimbursement Obligations in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Sixth Amended and Restated Credit Agreement, dated as of April 2, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the other Loan Parties, the Lender and each of the other Lenders party thereto, the LC Issuer, and the Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents, as more specifically described in the Credit Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

The Borrower hereby expressly waives any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or notice of any kind except as expressly provided in the Agreement.

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

Exhibit C-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF [            ],
DATED:  [         ]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Exhibit C-2

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

To:                             The Lenders party to the Sixth Amended and Restated Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA Compression Partners, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., a national banking association, as an LC Issuer and as Agent (as each term is defined therein). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                 I am the duly elected              (1) of the Borrower;

(2)                                 I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Restricted Subsidiaries during the accounting period covered by the attached financial statements;

(3)                                 The examinations described in paragraph (2) above did not disclose, and I have no actual knowledge of, any condition or event which constitutes a Default or Unmatured Default existing at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below];

(4)                                 I hereby certify that, except as described below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is, or (v) its state of incorporation or organization without having given the Agent the notice required by Section 6.20[, except as set forth below];

(5)                                 Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance Section 6.25 of the Credit Agreement all of which data and computations are, to my knowledge, true and complete;

(6)                                 Schedule II attached hereto sets forth the determination of the Applicable Margin to be paid for Credit Extensions commencing on the fifth (5th) day following the delivery hereof;

(7)                                 Schedule III attached hereto sets forth the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower; and

(8)                                 Schedule IV attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

(1)  Chief Financial Officer or Controller of the Borrower.

Exhibit D-1

Described below are the exceptions, if any, to paragraphs (3) or (4). In respect of paragraph (3), the descriptions below include the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,      .

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

Exhibit D-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [Date] with
Provisions of Section 6.25
of the Credit Agreement

Exhibit D-3

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin Calculation

Exhibit D-4

SCHEDULE III TO COMPLIANCE CERTIFICATE

Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower

Exhibit D-5

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

Exhibit D-6

EXHIBIT E

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”), dated as of           ,     , 20  , is entered into between                                 , a                   (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as the agent (the “Agent”) under that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and the Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1.                                      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement including (a) all of the representations and warranties of the Loan Parties set forth in Article V of the Credit Agreement, (b) all of the covenants set forth in Article VI of the Credit Agreement, and (c) all of the guaranty obligations set forth in Article XV of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 15.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, as provided in Article XV of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.                                      If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with the Credit Agreement.

3.                                      The address of the New Subsidiary for purposes of Article XIII of the Credit Agreement is as follows: [      ].

4.                                      The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.                                      This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

Exhibit E-1

6.                                      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Agent

By:
Name:
Title:

Exhibit E-2

EXHIBIT F

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between *[Insert name of Assignor]* (the “Assignor”) and *[Insert name of Assignee]* (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Sixth Amended and Restated Credit Agreement, identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	*[and is an Affiliate/Approved
Fund of identify Lender](1)*

3.	Borrower:	USA Compression Partners, LP, a Delaware limited partnership

4.	Agent:	[JPMorgan Chase Bank, N.A.], as the agent under the Credit Agreement.

5.	Credit Agreement:

The Sixth Amended and Restated Credit Agreement, dated as of April 2, 2018, among USA Compression Partners, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, the Agent and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

(1)Select as applicable.

Exhibit F-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Credit Exposure for all Lenders	Amount of Commitment/ Credit Exposure Assigned	Percentage Assigned of Commitment/ Credit Exposure
[Commitment]	$	$		%

7.	Trade Date(1):

Effective Date:                     , 20   [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Agent and LC Issuer

By:
Name:
Title:

(1) To be completed if the Assignor and the Assignee intend that the assignment amount is to be determined as of the Trade Date.

Exhibit F-2

USA COMPRESSION PARTNERS, LP

By:
Name:
Title:

[NAME OF OTHER RELEVANT PARTY]

By:
Name:
Title:

Exhibit F-2

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2                               Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vi) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the [Effective Date]/[Trade Date], the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the [Effective Date]/[Trade Date] and to the Assignee for amounts which have accrued from and after the [Effective Date]/[Trade Date].

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Exhibit F-3

Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

****

Exhibit F-4

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms call                 at                )

Exhibit F-5

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms call                 at                )

Exhibit F-6

EXHIBIT G

[FORM OF] BORROWING BASE CERTIFICATE

	BORROWING BASE CERTIFICATE	Report Number
Date Prepared
Borrower Number:	Collateral Transactions Reported as of Date:	Date Received

Facility
Description	Revolver	Revolver	Revolver	Revolver	Revolver
Collateral Type	A/R	Accrued A/R	Inventory	Inventory	Compressors	TOTAL
1. Beginning Balance ( Previous report - Line 7)
2. Additions to Collateral (Gross Invoices)
(non-A/R cash in line 3, Purchases of inventory)
3. Deductions to Collateral (Cash)
4. Deductions to Collateral (Discounts, other)
5. Deductions to Collateral (Credit Memos)
6. Misc. Credits (Non-Dilutive)
(Interco Cash)(Inventory decreases or COGS)
7. Total Ending Collateral Balance
8. Less Ineligible Collateral
9. Total Eligible Collateral
10. Advance Percentage
11. Gross Collateral Value (Line 9 x 10)
12. Reserves (Letters of Credit, etc.)
13. Net Available to Borrow (Line 11 less 12)						Credit Line Limit
14. Maximum Advance Limit
15. Maximum Borrowing Limit (Lesser of 13. or 14.) Total Line Limit is $.
Each Column reflects activity through (date):
LOAN STATUS						TOTAL
16. Previous Loan Balance (Previous Report Line 19.)
17. Less: A. Net Collections (Same as line 3)
B. Adjustments
C. Other
18. Add: A. Request for Funds
B. Return Items
C. Other (Interest, Fees, Misc.)
19. New Loan Balance
20. Minimum Availability
21. Letters of Credit Outstanding
22. Availability not Borrowed (Line 16. less Lines 17. through 21.)

The undersigned hereby certifies to JP Morgan Chase ("Bank") that (a) the information provided herein is true, correct, complete and accurate, (b) Borrower is in compliance with all terms, covenants, and conditions in the Sixth Amended and Restated Credit Agreement between Bank and Borrower and in each of the other Loan Documents and all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct as of the date hereof and after giving effect to any Advance requested on this    day of       2018 that no Default or Event of default has occurred and is continuing.

BORROWER NAME:		AUTHORIZED SIGNATURE:

USA COMPRESSION PARTNERS LP AND SUBSIDIARIES

FOR BANK USE ONLY:	PROOF BY:	APPROVED BY:

Exhibit G-1

EXHIBIT H

[FORM OF] TOTAL COMMITMENT INCREASE CERTIFICATE

[          ], 20[    ]

To:                             [JPMorgan Chase Bank, N.A.],
as Agent

The Borrower, the Agent, and certain Lenders (as each term is defined below) have heretofore entered into that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., a national banking association, as an LC Issuer and as Agent (as each term is defined therein). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Commitment Increase Certificate is being delivered pursuant to Section 2.1.1 of the Credit Agreement.

Please be advised that the undersigned (a) has agreed to increase its Commitment under the Credit Agreement effective [          ], 201[    ] from $[          ] to $[          ] and (b) shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents.

Very truly yours,

[ ],
as a Lender

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP,
as the Borrower

By:
Name:
Title:

Exhibit H-1

Accepted and Agreed:

[JPMorgan Chase Bank, N.A.],
as Agent

By:
Name:
Title:

Exhibit H-2

EXHIBIT I

[FORM OF] ADDITIONAL LENDER CERTIFICATE

[         ], 20[     ]

To:                             [JPMorgan Chase Bank, NA],
As Agent

The Borrower, the Agent and certain Lenders (as each term is defined below) have heretofore entered into that certain Sixth Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of April 2, 2018, among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as an LC Issuer and as Agent (as each term is defined therein). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

The Additional Lender Certificate is being delivered pursuant to Section 2.1.1 of the Credit Agreement

Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [        ], 20[    ] with a Commitment of $[         ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Agent together with (i) if the Additional Lender is organized under the laws of a jurisdiction other than the United States (or a state thereof or the District of Columbia), such documentation as may be reasonably requested by the Agent, duly completed and executed by the Additional Lender and (ii) an Administrative Questionnaire in the form supplied by the Agent, duly completed by the Additional Lender.

Very truly yours,

[ ],
as an Additional Lender

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP,
as the Borrower

By:
Name:
Title:

Exhibit A

Accepted and Agreed:

[JPMorgan Chase Bank, N.A.],
as Agent, LC Issuer, and Swingline Lender

By:
Name:
Title:

SCHEDULE A

COMMITMENT SCHEDULE

Lender	Commitment
JPMORGAN CHASE BANK, N.A.	$225,000,000
BARCLAYS BANK PLC	$125,000,000
REGIONS BANK	$125,000,000
ROYAL BANK OF CANADA	$125,000,000
WELLS FARGO BANK, N.A.	$125,000,000
MUFG UNION BANK, N.A.	$90,000,000
SUNTRUST BANK	$90,000,000
THE BANK OF NOVA SCOTIA, HOUSTON BRANCH	$90,000,000
PNC BANK, NATIONAL ASSOCIATION	$80,000,000
BMO HARRIS BANK, N.A.	$50,000,000
CATERPILLAR FINANCIAL SERVICES CORPORATION	$50,000,000
FIFTH THIRD BANK	$50,000,000
NATIXIS, NEW YORK BRANCH	$50,000,000
NYCB SPECIALTY FINANCE COMPANY, LLC	$50,000,000
SUMIMOTO MITSUI BANKING CORPORATION	$50,000,000
CIT BANK, N.A.	$40,000,000
CITIZENS BANK, N.A.	$40,000,000
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$26,230,000
PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY	$13,770,000
SIEMENS FINANCIAL SERVICES, INC.	$35,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$20,000,000
RAYMOND JAMES BANK, N.A.	$20,000,000
WEBSTER BUSINESS CREDIT CORPORATION	$15,000,000
WOODFOREST NATIONAL BANK	$15,000,000
TOTAL	$1,600,000,000

SCHEDULE B

PRICING SCHEDULE

	Applicable Margin
Leverage Ratio (annualized trailing three months)	Revolver Eurodollar Margin	Revolver ABR Margin
> 5.00 to 1.00	2.75%	1.75%
< 5.00 to 1.00 but > 4.00 to 1.00	2.50%	1.50%
< 4.00 to 1.00 but > 3.00 to 1.00	2.25%	1.25%
< 3.00 to 1.00	2.00%	1.00%

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1 of this Agreement.

The applicable margins shall be determined in accordance with the foregoing table based on the Borrower’s most recent Financials commencing with the Financials for the period ending December 31, 2017; provided that prior to the delivery of such Financials, the Revolving Eurodollar Margin shall be 2.50% and the Revolver ABR Margin shall be 1.50%. Adjustments, if any, to the applicable margins shall be effective five (5) Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to this Credit Agreement, then the applicable margins shall be the highest applicable margins set forth in the foregoing table until five (5) days after such Financials are so delivered. Without limitation of any other provision of this Agreement or any other remedy available to Agent or Lenders hereunder, to the extent that any financial statements or any information contained in any Compliance Certificate delivered hereunder shall be incorrect in any manner and the Borrower shall deliver to the Agent or the Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), the Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information and, upon written notice thereof to the Borrower, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question; it being understood that the Borrower shall promptly pay any additional interest that would have been due but for such incorrect information, and such payment shall result in any Default or Unmatured Default that would have occurred as a result of a failure to pay such interest to be automatically waived without any further action by the Agent or any Lender.